Exhibit 2.2

Execution Version

INTEREST PURCHASE AGREEMENT

by and among

PROJECT ASTER ACQUISITION, LLC

CREATIVE GENIUS, LLC

AND

VERA BRADLEY HOLDINGS, LLC

Dated: March 11, 2025

4887-5669-8597.15

TABLE OF CONTENTS

ARTICLE I. Definitions and Rules of Construction 1

Section 1.1 Definitions 1
Section 1.2 Rules of Construction 15

ARTICLE II. Closing 16

Section 2.1 Closing 16

ARTICLE III. Purchase and Sale of the Company Interests 17

Section 3.1 Purchase and Sale of the Company Interests 17
Section 3.2 Purchase Price; Payments at and after the Closing 17
Section 3.3 Post-Closing Purchase Price Determination 18
Section 3.4 Withholding 20
Section 3.5 Inventory Payments 20

ARTICLE IV. Representations and Warranties of Seller 21

Section 4.1 Organization and Power 21
Section 4.2 Authorization and Enforceability 21
Section 4.3 No Violation 21
Section 4.4 Ownership of Equity 22
Section 4.5 Governmental Authorizations and Consents 22
Section 4.6 Litigation 22
Section 4.7 No Brokers 22

ARTICLE V. Representations and Warranties of Seller Relating to the Company 22

Section 5.1	Organization and Power	22
Section 5.2	Authorization and Enforceability	23
Section 5.3	Capitalization of the Company; Subsidiaries	23
Section 5.4	No Violation	24
Section 5.5	Governmental Authorizations and Consents	24
Section 5.6	Financial Statements	24
Section 5.7	Business Records	24
Section 5.8	No Undisclosed Liabilities.	25
Section 5.9	Absence of Certain Changes.	25
Section 5.10	Arrangements with Affiliates	26
Section 5.11	Indebtedness to and from Officers and Managers of the Company	27
Section 5.12	Assets	27
Section 5.13	Real Property	27
Section 5.14	Intellectual Property	29
Section 5.15	Company IT Assets	30
Section 5.16	Contracts	31
Section 5.17	Compliance with Laws	32

i

Section 5.18	Environmental Matters	33
Section 5.19	Litigation	34
Section 5.20	Employee and Labor Matters	34
Section 5.21	Employee Benefits	35
Section 5.22	Tax Matters	37
Section 5.23	Bank Accounts; Powers of Attorney	39
Section 5.24	Customers and Suppliers	39
Section 5.25	Product Warranties; Product Liabilities	39
Section 5.26	Accounts Receivable; Inventory	40
Section 5.27	Insurance.	40
Section 5.28	No Other Representations and Warranties	40
ARTICLE VI.	Representations and Warranties of Buyer	41
Section 6.1	Organization and Power	41
Section 6.2	Authorization	41
Section 6.3	Enforceability	41
Section 6.4	No Violation	41
Section 6.5	Litigation	41
Section 6.6	Governmental Authorizations and Consents	42
Section 6.7	Sufficiency of Funds	42
Section 6.8	Acknowledgement.	42
ARTICLE VII.	Covenants	42

Section 7.1 Conduct of the Company 42
Section 7.2 Certain Tax Matters 45
Section 7.3 Access to Information Prior to the Closing....................47
Section 7.4 Confidentiality 47
Section 7.5 Public Announcements 49
Section 7.6 Release 49
Section 7.7 Employee Matters 50
Section 7.8 Affiliate Arrangements 51
Section 7.9 Commercially Reasonable Efforts 51
Section 7.10 No Solicitation 52
Section 7.11 Non-Competition. 52
Section 7.12 R&W Insurance Policy 53
Section 7.13 Lease Guarantees. 53
Section 7.14 Consents. 53

ARTICLE VIII. Closing; Conditions to Closing 53

Section 8.1 Deliveries by Seller and the Company....................53
Section 8.2 Deliveries by Buyer 54
Section 8.3 Conditions to Seller's Obligations....................55
Section 8.4 Conditions to Buyer's Obligations 55

ii

ARTICLE IX. Survival; Indemnification 56

Section 9.1 Survival. 56
Section 9.2 Indemnification 56
Section 9.3 Limitations on Liability 57
Section 9.4 R&W Insurance Policy 58
Section 9.5 Indemnification Procedures 58

ARTICLE X. Termination....................60

Section 10.1 Termination....................60
Section 10.2 Procedure Upon Termination....................60
Section 10.3 Effect of Termination....................61
Section 10.4 Exclusive Remedy....................61

ARTICLE XI. Miscellaneous....................61

Section 11.1	Expenses	61
Section 11.2	Notices	62
Section 11.3	Governing Law	62
Section 11.4	Entire Agreement	62
Section 11.5	Severability	63
Section 11.6	Amendment	63
Section 11.7	Effect of Waiver or Consent	63
Section 11.8	Parties in Interest; Limitation on Rights of Others	63
Section 11.9	Assignability	64
Section 11.10	Jurisdiction; Court Proceedings; Waiver of Jury Trial	64
Section 11.11	Remedies	64
Section 11.12	Counterparts	65
Section 11.13	Further Assurance	65
Section 11.14	Attorney-Client Privilege; Retention of Counsel	65

Exhibits

Exhibit A — Calculation of Closing Date Working Capital

Exhibit B — Form of Transition Services Agreement

Schedules

Schedule I — Company Disclosure Schedule

iii

INTEREST PURCHASE AGREEMENT This INTEREST PURCHASE AGREEMENT (this "Agreement"), is dated as of March 11, 2025, and is by and among Project Aster Acquisition, LLC, a Delaware limited liability company ("Buyer"), Creative Genius, LLC, a Delaware limited liability company (the "Company"), and Vera Bradley Holdings, LLC, a Delaware limited liability company ("Seller"). RECITALS WHEREAS, the Company is engaged in the business of designing, marketing and distributing bracelets, jewelry and other related accessories primarily through its e-commerce site and retail and wholesale channels (the "Business"); WHEREAS, Seller owns 100% of the outstanding membership interests of the Company (the "Company Interests"); WHEREAS, the parties desire to enter into this Agreement pursuant to which Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Company Interests, upon the terms and subject to the conditions hereinafter set forth; and WHEREAS, at the Closing, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all right, title and interest in and to, the Company Interests, upon the terms and subject to the conditions hereinafter set forth. NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties agree as follows: ARTICLE I. Definitions and Rules of Construction Section 1.1 Definitions. As used in this Agreement, the following terms have the meanings set forth below: "Accounting Firm" has the meaning set forth in Section 3.3(c). "Adjustment Shortfall" has the meaning set forth in Section 1.01(d)(iii). "Adjustment Surplus" has the meaning set forth in Section 3.3(d)(iii). "Affiliate" means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person, and includes any Person in like relation to an Affiliate. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. For purposes of this Agreement, the Company shall be deemed to be an Affiliate of Seller prior to the Closing and an Affiliate of Buyer from and after the Closing. 2 "Affiliate Arrangements" has the meaning set forth in Section 5.10. "Agreement" has the meaning set forth in the Preamble. "Allocation Methodology" has the meaning set forth in Section 7.2(c). "Allocation Statement" has the meaning set forth in Section 7.2(c). "Ancillary Documents" means the Key Employee Agreements, the Transition Services Agreement and all other agreements, documents and instruments being executed and delivered in connection with this Agreement. "Anti-Corruption Laws" has the meaning set forth in Section 5.17(b). "Balance Sheet Date" has the meaning set forth in Section 5.6(a). "Base Purchase Price" has the meaning set forth in Section 3.2(a). "Business" has the meaning set forth in the Recitals. "Business Day" means any day other than a Saturday, Sunday or day on which banks are closed in New York, New York or Indianapolis, Indiana. "Business Records" means all data and records of the Business on whatever media and wherever located, regardless of the Person or Persons having possession, custody or control of such data and records. "Buyer" has the meaning set forth in the Preamble. “Buyer Indemnified Parties” has the meaning set forth in Section 9.2(a). "Buyer FSA Plan" has the meaning set forth in Error! Reference source not found.. "Buyer Related Persons" has the meaning set forth in Section 9.2. "Chosen Courts" has the meaning set forth in Section 11.10(a). "Claims" means any and all manner of claims, actions, suits, damages, demands and liabilities whatsoever in law or equity, whether known or unknown, liquidated or unliquidated, fixed, contingent, direct or indirect. “Claim Notice” has the meaning set forth in Section 9.5(a). "Closing" has the meaning set forth in Section 2.1. "Closing Consideration Amount" has the meaning set forth in Section 3.2(c). "Closing Date" has the meaning set forth in Section 2.1. 3 "Closing Date Cash" means Company Cash as of 11:59 P.M. on the date immediately prior to the Closing Date. "Closing Date Company Transaction Expenses" means Company Transaction Expenses as of 11:59 P.M. on the date immediately prior to the Closing Date. "Closing Date Indebtedness" means Indebtedness as of 11:59 P.M. on the date immediately prior to the Closing Date. "Closing Date Statement" has the meaning set forth in Section 3.2(b). "Closing Date Working Capital" means (a) the sum of the Current Assets of the Company as of 11:59 P.M. on the date immediately prior to the Closing Date, minus (b) the sum of the Current Liabilities of the Company as of 11:59 P.M. on the date immediately prior to the Closing Date, calculated as set forth in Exhibit A. For the avoidance of doubt, Closing Date Working Capital shall not include Closing Date Cash, Closing Date Indebtedness, Company Transaction Expenses, or any amounts owed to or due from Seller or any of its Affiliates (other than the Company). "Closing Date Working Capital Deficit Amount" means the amount (expressed as a positive number), if any, by which Closing Date Working Capital as finally determined in accordance with Section 3.3 is less than the Lower Adjustment Target Amount. "Code" means the Internal Revenue Code of 1986. "Commercial Software" means all commercially available off-the-shelf software licensed pursuant to click wrap or shrink wrap agreements that (a) is not material to the Company or the Business, (b) has not been modified or customized for the Company, (c) is used internally (and not licensed or sublicensed to third parties) by the Company, and (d) is licensed to the Company for a one-time or annual fee of ten thousand dollars ($10,000) or less. "Company" has the meaning set forth in the Preamble. "Company Cash" means cash and cash equivalents of the Company (including cash in bank accounts, petty cash, marketable securities, fixed income securities and short-term investments). Notwithstanding the previous sentence, Company Cash shall (a) be decreased by the Company's issued but uncleared checks and drafts and (b) include uncleared checks and drafts issued, received or deposited for the account of the Company and all credit card receivables. "Company Disclosure Schedule" means the disclosure schedule, dated the date hereof, delivered by Seller to Buyer in connection with the execution and delivery of this Agreement. "Company Intellectual Property" means the Owned Intellectual Property and Intellectual Property that the Company is licensed or otherwise permitted by other Persons to use. "Company Interests" has the meaning set forth in the Recitals. 4 "Company IT Assets" means all IT Assets owned by or licensed to the Company and exclusively used or held for use by the Company in the conduct of the Business. "Company Material Adverse Effect" means any fact, circumstance, change, development, condition or effect that, individually or when taken together with all other such facts, circumstances, changes, conditions or effects that exist at the date of determination of the occurrence of a Company Material Adverse Effect, had, has or is reasonably likely to have a material adverse effect on (a) the assets, business, operations, condition (financial or otherwise) or results of operations of the Company taken as a whole, or (b) the Company’s ability to perform its obligations under this Agreement and the Collateral Agreements or consummate the transactions contemplated hereby or thereby; provided, however, that, with respect to clause (a), no facts, circumstances, changes, developments, conditions or effects (by themselves or when aggregated with any other facts, circumstances, changes, conditions or effects listed below) resulting from or arising out of the items enumerated in sub-clauses (i) to (ix) below shall be deemed to be or constitute a Company Material Adverse Effect: (i) general economic, financial or political conditions in the United States or any other jurisdiction in which the Company has substantial business or operations, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions, epidemics, pandemics, or disease outbreaks or public health emergencies, or other force majeure events); (ii) changes in the industry that the Business is in, and any industry-wide changes therein (including any changes arising out of acts of terrorism, war, weather conditions, epidemics, pandemics, or disease outbreaks or public health emergencies, or other force majeure events); (iii) conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions, epidemics, pandemics, or disease outbreaks or public health emergencies, or other force majeure events); (iv) acts of terrorism, armed hostilities, civil unrest or war; (v) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); (vi) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof (clauses (i) through (iv) and (vi), the "External Events"); (vii) any action or omission expressly required by this Agreement or taken or omitted at the written request of Buyer; or (viii) any actions or omissions by Buyer; provided, that, in the case of an External Event, such External Event may be taken into account to the extent it adversely affects or would reasonably be expected to affect the Business, taken as a whole, in a disproportionate manner relative to other similarly situated participants in the industry in which the Business operates. "Company Transaction Expenses" means all fees, costs and expenses incurred, accrued or to be paid by the Company in connection with the transactions contemplated hereby and the Ancillary Documents or any transaction or series of transactions similar to such transactions, including (a) fees and disbursements of or to counsel, financial advisors, Consultants and accountants retained or acting in connection with this Agreement or the transactions contemplated hereby, and (b) costs of terminating any Affiliate Arrangement. "Competing Transaction" means any transaction (a) similar to the transactions contemplated hereby, or (b) that could be inconsistent with, or that could otherwise preclude, the transactions contemplated hereby, including any (i) merger, consolidation, business combination, recapitalization, restructuring, sale or purchase of assets, securities or debt instruments,

5 dissolution, liquidation or other similar transaction of or involving the Company or (ii) other acquisition or equity investment transaction involving or otherwise relating to the Company involving any other Person other than Buyer or any of its Affiliates, including the formation of a partnership or joint venture with or for the Company. "Confidential Information" means information that is not generally known to the public with respect to the terms of the transactions contemplated hereby and the non-public or proprietary information of the Company, including non-public or proprietary Company Intellectual Property, Personal Information and non-public or proprietary information related to the Business. "Consultant" means any Person who is engaged as a consultant, sales agent or independent contractor by or on behalf of the Company or its Affiliates with respect to the Business, other than as an Employee, or who otherwise provides services to the Company or its Affiliates with respect to the Business under a contractual arrangement, other than as an Employee. "Consultant Agreement" means any service, bonus or incentive compensation, change in control, retention, deferred compensation or other compensatory Contract with any Consultant and to which the Company is a party or has any Liability. "Contingent Worker" has the meaning set forth in Section 5.20(f). "Contract" means any agreement, contract, purchase order, arrangement, understanding, obligation or commitment to which a party is bound or to which its assets or properties are subject, whether oral or written, and any schedules, exhibits, amendments and/or supplements to them. "Counsel" has the meaning set forth in Section 11.14. "Current Assets" means those current assets of the Company that are set forth on Exhibit A and included in the calculation of Closing Date Working Capital, determined in accordance with GAAP. "Current Liabilities" means those current liabilities of the Company that are set forth on Exhibit A and included in the calculation of Closing Date Working Capital, determined in accordance with GAAP. “Direct Claim” has the meaning set forth in Section 9.5(d). “Dispute Period” has the meaning set forth in Section 9.5(b). "Disputed Amounts" has the meaning set forth in Section 3.3(b). "Employee" means an employee of Seller or its Affiliates who works primarily in the Business and is listed in Section 5.20(a) of the Company Disclosure Schedule. "Employer" means Vera Bradley, Inc., an Indiana corporation and an Affiliate of the Company. 6 "Employee Agreement" means any employment, severance, termination, bonus or incentive compensation, change in control, retention, deferred compensation or other compensatory Contract with any Employee and to which the Company is a party or could have any Liability. "End Date" has the meaning set forth in Section 10.1(d). "Environmental Laws" means any foreign, federal, state, provincial or local Law governing Environmental Matters, as the same have been or may be amended from time to time, including any common law cause of action providing any right or remedy relating to Environmental Matters, all indemnity agreements and other contractual obligations (including leases, asset purchase and merger agreements) relating to Environmental Matters, and all applicable judicial and administrative decisions, Orders, decrees and binding guidance documents relating to Environmental Matters. "Environmental Matter" means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment, species protection, water rights, human health or safety, health or safety of employees, sanitation or any matter relating to any emission, discharge, dissemination, Release or threatened Release of any Hazardous Materials into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to or resulting from the manufacture, import, export, processing, distribution, use, treatment, storage, disposal, transport, handling, Release or threatened Release of any Hazardous Materials. "Environmental Permits" has the meaning set forth in Section 5.18(a). "Equity Securities" of any Person means any and all shares of capital stock, warrants, options or other rights to purchase shares of capital stock (in each case, whether or not currently exercisable), participations or other equivalents of or interests in (however designated) the equity (including common stock, preferred stock and limited liability company, partnership and joint venture interests) of such Person, and all securities exchangeable for or convertible or exercisable into, any of the foregoing (including restricted stock units, restricted stock, phantom stock and stock appreciation rights). "ERISA" means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder. "ERISA Affiliate" means, of any entity, each Person that at any relevant time would be treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. "Estimated Closing Cash Amount" has the meaning set forth in Section 3.2(b). "Estimated Closing Date Company Transaction Expenses" has the meaning set forth in Section 3.2(b). "Estimated Closing Date Working Capital" has the meaning set forth in Section 3.2(b). 7 "Estimated Closing Date Working Capital Deficit Amount" means the amount (expressed as a positive number), if any, by which the Estimated Closing Date Working Capital is less than the Lower Adjustment Target Amount. "Estimated Closing Date Indebtedness Amount" has the meaning set forth in Section 3.2(b). "Event" means any event, change, development, effect, condition, circumstance, matter, occurrence or state of facts. "Export Controls" means (a) U.S. Laws restricting the export, reexport, or transfer (in- country) of any goods, software, technology or services, including the Export Administration Regulations and the International Traffic in Arms Regulations, and, to the extent applicable to the Company, and (b) any United Kingdom, European Union, European Union member state, or other non-U.S. Laws restricting the export, reexport, or transfer (in-country) of any goods, software, technology or services. "External Events" has the meaning set forth in the definition of Company Material Adverse Effect. "Final Closing Statement" has the meaning set forth in Section 3.3(d)(i). "Final Purchase Price Adjustment Statement" means the Purchase Price Adjustment Statement as (a) agreed by Buyer and Seller, (b) made final due to the failure of Seller to properly deliver a Purchase Price Dispute Notice pursuant to Section 3.3(b), or (c) made final by an Accounting Firm pursuant to Section 3.3(c). "Financial Statements" has the meaning set forth in Section 5.6(a). “Fraud” means common law fraud as defined under the statutory and case law of the State of Delaware. For the avoidance of doubt, “Fraud” shall not include any cause of action based on constructive or imputed knowledge, equitable fraud, promissory fraud, or any tort (including a claim for fraud) based on negligence, recklessness or any similar theory. "Fundamental Representations" means the representations and warranties of Seller set forth in Section 4.1 (Organization and Power), Section 4.2 (Authorization and Enforceability), Section 4.7 (No Brokers), Section 5.1 (Organization and Power), Section 5.2 (Authorization and Enforceability), and Section 5.3 (Capitalization of the Company; No Subsidiaries). "GAAP" means U.S. generally accepted accounting principles, as in effect from time to time. "Government Official" has the meaning set forth in Section 5.17(b). "Governmental Authority" means any nation or government, any foreign or domestic federal, state, county, municipal or other political instrumentality or subdivision thereof and any foreign or domestic entity or body exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government, including any court. 8 "Governmental Consent" means any consent, license, approval or authorization of, or registration, declaration, ruling, permit, waiver, acknowledgement or filing with, any Governmental Authority. "Guarantees of Indebtedness" has the meaning set forth in the definition of "Indebtedness." "Hazardous Materials" means any pollutant, contaminant, toxic, hazardous or extremely hazardous substance, material, waste, constituent, compound, chemical, natural or man-made element or force (including petroleum or any by-product or fraction thereof, any form of natural gas, lead, asbestos and asbestos-containing materials, building construction material and debris, any polychlorinated biphenyl ("PCB") and PCB-containing equipment, radon and any other radioactive element, any infectious, carcinogenic, mutagenic or etiologic agent, pesticide, defoliant, explosive, flammable, corrosive and urea formaldehyde foam insulation) that is regulated by, or may form the basis of Liability under, any Environmental Laws. "Inactive Employee" has the meaning set forth in Section 7.7(a). "Indebtedness" means all obligations and indebtedness of the Company (a) for borrowed money or in respect of loans or advances (other than trade debt and other similar Liabilities incurred in the ordinary course of business consistent with past practice), (b) evidenced by a note, bond, debenture or similar instrument, (c) created or arising under any capital lease, conditional sale, earn out or other arrangement for the deferral of purchase price of any property, (d) under letters of credit, banker's acceptances or similar credit transactions (without duplication of other indebtedness supported or guaranteed thereby), and reimbursement obligations under security bonds and performance bonds and similar Liabilities, (e) under interest rate swaps, forward Contracts, futures or other hedging arrangements, including any breakage costs associated therewith, (f) to purchase, redeem, retire, defease or otherwise acquire for value any Equity Securities, (g) for any other Person's obligation or indebtedness of the same type as any of the foregoing, including as secured by Liens on any assets of the Company, whether as obligor, guarantor (direct or indirect) or otherwise (the Indebtedness referenced in this clause (g), "Guarantees of Indebtedness"), (h) with respect to any accounts payable or loans of any kind or nature between the Company on the one hand, and Seller or any of its Affiliates (other than the Company) on the other hand, (i) for interest or other amounts owing on any of the foregoing and any premiums, prepayment or termination fees, penalties, expenses or breakage costs due upon prepayment of any of the foregoing, (j) for all Sale Bonuses, (k) all declared but unpaid dividends on any Equity Securities of the Company; (l) all accrued but unpaid bonuses, commissions or similar payments for current and former employees, independent contractors, temporary or leased employees, and agency workers and other compensation and including any Taxes associated with such amounts; (m) the value of any accrued but unused paid time off or vacation days for current and former employees and other service providers, including any Taxes associated with such amounts; (n) all accrued but unpaid sales and use Taxes; (o) all accrued but unpaid liabilities to current and former employees, independent contractors, and other service providers arising out of any deferred compensation, profit share, gain share, or equity-based incentive plans, including any Taxes associated with such amounts; and (p) License Transfer Fees. For the avoidance of doubt, Indebtedness shall not include any amount that is included in the determination of Closing Date Working Capital, any Company Transaction Expenses, or any amount owed by the Company to Seller or any of its Affiliates (other than the Company).

9 “Indemnified Parties” has the meaning set forth in Section 9.2(b). “Indemnifying Party” has the meaning set forth in Section 9.5(a). “Insurance Policies” has the meaning set forth in Section 5.27. "Intellectual Property" means ((a) patents; (b) Trademarks; (c) copyrights, works of authorship, rights in data and databases; (d) Confidential Information, including trade secrets and know-how; (e) websites and content, (f) domain names, (g) social media handles and accounts, (h) registrations, applications, renewals, extensions, reissues, divisions, continuations, continuations- in-part and reexaminations (as applicable) for any of the foregoing in (a)-(g); and (i) all other proprietary rights. "Intended Tax Treatment" has the meaning set forth in Section 7.2(i). "Interim Financial Statements" has the meaning set forth in Section 5.6(a). "IP Agreements" has the meaning set forth in Section 5.14(b). "IT Assets" means software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation. "Knowledge of Buyer" means the actual knowledge of any of the following personnel of Buyer: Luke Ewing and Monica Martinez. "Knowledge of Seller" means the actual knowledge of any of the following personnel of Seller: Mark Dely. "Knowledge of the Company" means the actual knowledge of any of the following personnel of Seller, their Affiliates and the Company: Mark Dely and Sujay Shah. "Law" or "Laws" means any and all laws, Orders, statutes, codes, regulations, ordinances, decrees, rules, or other requirements with similar effect of any Governmental Authority. "Lease" has the meaning set forth in Section 5.13(b). “Lease Guarantees” means, collectively, all letters of credit, guarantees, surety bonds, performance bonds, and other financial assurance or obligations issued or entered into by or on behalf of Seller or any of its Affiliates (other than exclusively by the Company) in connection with the Leases or any Leased Real Property. "Leased Real Property" means the parcels of real property of which the Company is the lessee (together with all fixtures and improvements thereon). "Liability" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become 10 due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person. “License Transfer Fees” has the meaning in Section 7.14. "Licenses and Permits" means any license, permit, authorization, approval or other evidence of authority issued or granted to, conferred upon, or otherwise created for, the Company by any Governmental Authority. "Lien" means any lien, statutory or otherwise, security interest, mortgage, deed of trust, priority, pledge, charge, right of first refusal or other encumbrance or similar right of others, or any agreement to give any of the foregoing. "Litigation" has the meaning set forth in Section 4.6. "Losses" means all Claims, losses, Taxes, Liabilities, damages available at law or in equity (including diminution of value), deficiencies, fines, interest and penalties, costs and expenses, including in connection with or resulting from the defense, settlement and/or compromise of a Claim, and including the reasonable costs, expenses and fees of attorneys, accountants, expert witnesses and investigators. “Lower Adjustment Target Amount” means $17,356,000. "Material Contracts" has the meaning set forth in Section 5.16(a). "Most Recent Annual Financial Statements" has the meaning set forth in Section 5.6(a). "Net Sales" means, with respect to any Post-Closing Payment Period, the gross amount received by the Company for sales of Products during such Post-Closing Payment Period, after giving effect to (a) any returns, rebates, discounts or adjustments, if actually allowed or granted in the ordinary course of business for such sales of Products, (b) sales, excise, use or value-added taxes, excluding income, or net profit taxes or franchise taxes of any kind and only to the extent not reimbursed by an end user or customer, and (c) costs of packing, insurance, transport and delivery, tariff duties, and freight and duty charges incurred in such Post-Closing Payment Period. For the avoidance of doubt, to the extent that the gross amount received by the Company for sales of Products during a Post-Closing Payment Period reflects any reduction in respect of any of the foregoing items, no further reduction shall be made in respect of such item. "Orders" means all judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Authority. "OSHA" means the U.S. Occupational Safety and Health Administration. "Owned Intellectual Property" means all Intellectual Property owned or purported to be owned by the Company. "Party" has the meaning set forth in the Preamble. 11 "PCB" has the meaning set forth in the definition of "Hazardous Materials." "Permitted Lien" means any (a) statutory lien for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company, or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (c) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities which do not materially interfere with the present use of the Company’s assets, and (d) Liens that will be released prior to or as of Closing. "Person" means any individual, person, entity, general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, Governmental Authority, unincorporated organization, foreign trust or foreign business organization and the heirs, executors, administrators, legal representatives, successors and assigns of the "Person" when the context so permits. "Personal Information" means any data or other information belonging to or concerning a customer or employee of Company, or another individual, including information that, alone or with other information can be used to identify an individual. "Plan" means any (a) employee benefit plan (as defined in Section 3(3) of ERISA), and (b) retirement, deferred compensation, severance, retention, incentive, stock option or other equity- based compensation, medical, dental, vision, life, accidental death or dismemberment, disability, flexible spending, fringe benefit, vacation, paid-time off, supplemental unemployment, supplemental or excess benefit, or other employee benefit plan, program or arrangement (other than an Employee Agreement or Consultant Agreement), in each case of (a) and (b), (i) that is maintained or sponsored by the Company, Seller, or any of its Affiliates for the benefit of Employees or any beneficiary or dependent thereof, or (ii) with respect to which contributions, premiums or other payments are made or required to be made by the Company, Seller, or any of its Affiliates with respect to any Employee or any beneficiary or dependent thereof. "Post-Closing Payment" for any Post-Closing Payment Period means five percent (5.0%) of Net Sales for that Post-Closing Payment Period. "Post-Closing Payment Dispute Notice" has the meaning set forth in Section 3.5(b). "Post-Closing Payment Period" means (i) the period ending on the last day of the fiscal month in which the six-month anniversary of the Closing Date occurs, and thereafter (ii) each of the six consecutive three-month periods commencing on the last day of the fiscal month in which the nine-month anniversary of the Closing Date occurs, and ending on the last day of the fiscal month in which the 24-month anniversary of the Closing Date occurs. "Post-Closing Payment Statement" has the meaning set forth in Section 3.5(b). 12 "Post-Closing Statement Review Period" has the meaning set forth in Section 3.5(b). "Pre-Closing Date Share" means with respect to a Straddle Period (a) in the case of real property, personal property and similar ad valorem Taxes, the total amount of Taxes due for the entire Straddle Period, multiplied by (i) the number of days in the Straddle Period on or before the Closing Date divided by (ii) the total number of days in the Straddle Period, and (b) in the case of all other Taxes, the amount of Taxes that would be due for the portion of the taxable period beginning on the first day of the Straddle Period and ending on the Closing Date, based on an interim closing of the books as of the close of business on the Closing Date. "Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date. "Privacy Laws" has the meaning set forth in Error! Reference source not found.. "Products" means any products made, fabricated or developed (or intended to be made, fabricated or developed) by the Company (including products that the Company, or any third party on its behalf, fabricates, manufactures, processes, tests, stores, transports, imports, handles, packages and/or labels for sale or distribution). "Purchase Price" has the meaning set forth in Section 3.2(a). "Purchase Price Adjustment Statement" has the meaning set forth in Section 3.3(a). "Purchase Price Dispute Notice" has the meaning set forth in Section 3.3(b). "Qualified Plan" has the meaning set forth in Section 5.21(b). "R&W Insurance Policy" means that certain representations and warranties insurance policy, to be issued by [▪]1. "Registered" means issued or renewed by, registered, recorded or filed with, or the subject of a pending application before, any Governmental Authority or internet domain name registrar. "Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment. "Released Parties" has the meaning set forth in Section 7.6. "Releasing Parties" has the meaning set forth in Section 7.6. "Representatives" means, with respect to any Person, the Person's Affiliates and Subsidiaries, and its and their respective employees, officers, directors, managing members, general partners, agents, consultants, advisors (including financial advisors, investment bankers, counsel, auditors and accountants) and other representatives. 1 NTD: Buyer to provide.

13 “Restricted Business” means the distribution of string bracelets primarily targeted at consumers who are women under the age of 25. "Sale Bonuses" means all change of control, transaction, closing and/or severance or retention or similar bonuses, benefits or payments payable or owing to any Employee or Consultant of the Company, whether triggered solely as a result of the transactions contemplated hereby or triggered as a result of, or in connection with, the transactions contemplated hereby and the occurrence of another event, including the employer portion of any payroll, employment or similar Taxes payable in connection therewith. "Sale Transaction" has the meaning set forth in Section 3.5(d). "Sanctioned Country" means, at any time, a country or territory which is itself the subject of or target of any Sanctions. "Sanctioned Person" means any Person (a) listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce, the U.S. Department of State, the United Nations Security Council, His Majesty's Treasury of the United Kingdom, the European Union or any European Union member state, (b) operating, organized, or resident in a Sanctioned Country with which or whom dealings are prohibited by any party to this Agreement, or (c) that is fifty percent (50%) or greater owned by any Person or Persons described in clause (a). "Sanctions" means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce or the U.S. Department of State, or (b) the United Nations Security Council, His Majesty's Treasury of the United Kingdom, the European Union or any European Union member state. "Seller" has the meaning set forth in the Preamble. “Seller Indemnified Parties” has the meaning set forth in Section 9.2(b). "Seller FSA Plan" has the meaning set forth in Error! Reference source not found.. "Seller Related Persons" has the meaning set forth in Section 9.2. "Seller Taxes" means (a) all Taxes imposed on or payable by or with respect to Seller or any of its Affiliates; (b) all Taxes imposed on or payable by or with respect to the Company for any Pre-Closing Tax Period and the Pre-Closing Date Share of any such Taxes for any Straddle Period; (c) Losses incurred by Buyer or any of its Affiliates (including the Company) and any amounts due and paid to a Taxing Authority in each case arising out of, in connection with or relating to any inaccuracy in or breach of any representation or warranty made by Seller in Section 5.22. “Settlement” has the meaning set forth in Section 9.5(b). 14 "Straddle Period" means any taxable period beginning on or before the Closing Date and ending after the Closing Date. "Subsidiary" means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, (a) of which such Person or any other Subsidiary of such Person is a general partner (excluding partnerships, the general partnership interests of which held by such Person or any Subsidiary of such Person do not have a majority of the voting interests in such partnership), or (b) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries. "Taking" has the meaning set forth in Section 5.13(f). "Tax" or "Taxes" means all federal, state, local and non-U.S. income, profits, franchise, gross receipts, license, environmental, customs duty, capital stock, severance, occupation, premium, windfall profits, social security (or similar), stamp, payroll, sales, employment, unemployment, disability, use, property, escheat, unclaimed property, registration, withholding, excise, production, value added, ad valorem, occupancy, alternative or add-on minimum, estimated, transfer, and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties or additions to tax attributable to such taxes and any Liability for taxes of another Person by Contract, as a transferee or successor, under Treasury Regulations §1.1502-6 or analogous state, local or non-U.S. Law, or otherwise, whether disputed or not. "Tax Consideration" has the meaning set forth in Section 7.2(c). "Tax Contest" means any inquiry, audit, hearing, proposed adjustment, arbitration, deficiency, assessment, suit, dispute, Claim, proceeding or other Litigation commenced, filed or otherwise initiated or convened to investigate or resolve the existence and extent of a Liability for Taxes. "Tax Incentive Agreement" means any tax incentive agreement or similar Contract (including, without limitation, any Contract relating to tax credits, tax abatements or reimbursement of expenses) or other form of public aid regime to which the Company is a party. "Tax Return" means any report, return, claim for refund, statement, notice, form or other written information (including elections, declarations, disclosures, schedules, estimates and information returns) relating to Taxes and any amendment thereto, including any schedule or attachment thereto. "Taxing Authority" means any Governmental Authority or any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body, having jurisdiction over the assessment, determination, collection or other imposition of Taxes. “Third-Party Claim” has the meaning set forth in Section 9.5(a). "Top Customers" has the meaning set forth in Section 5.24(a). 15 "Top Suppliers" has the meaning set forth in Section 5.24(b). "Trademarks" means trademarks, service marks, certification marks, domain names, website and social media user names, uniform resource locators, trade dress, corporate names, business names, trade names, geographical indications and other identifiers of source or goodwill, including the goodwill symbolized thereby or associated therewith. "Transfer Taxes" means all transfer, documentary, sales, use, gross receipts, stamp, stamp duties, excise, license, filing, recordation, value added, ad valorem, bulk sales, registration and other such Taxes and fees (including any penalties and interest and the costs of preparing and filing any related Tax Return) incurred in connection with the transactions contemplated hereby. "Transferred Employee" has the meaning set forth in Section 7.7(a). "Transferred FSA Balances" has the meaning set forth in Error! Reference source not found.. "Transition Services Agreement" means the Transition Services Agreement, in the form of Exhibit B, dated as of the Closing Date. "Treasury Regulations" means the regulations promulgated under the Code and any successor regulations. "WARN Act" means the Worker Adjustment and Retraining Notification Act of 1989. "Willful Breach" has the meaning set forth in Section 10.3(b). “Working Capital Target Amount” means $17,801,000. Section 1.2 Rules of Construction. Unless the context otherwise requires: (a) a capitalized term has the meaning assigned to it herein; (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP; (c) references in the singular or to "him," "her," "it," "itself," or other like references, and references in the plural or the feminine or masculine reference, as the case may be, shall also, when the context so requires, be deemed to include the plural or singular, or the masculine or feminine reference, as the case may be; (d) any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented; (e) references to Annexes, Articles, Sections, Schedules and Exhibits shall refer to annexes, articles, sections and exhibits of this Agreement, unless otherwise specified; 16 (f) the headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof; (g) this Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted and caused this Agreement to be drafted; (h) all monetary figures shall be in U.S. dollars unless otherwise specified; (i) if any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day; (j) references to "hereof", "herein", "hereunder", "hereby" and similar terms shall refer to this entire Agreement (including the Annexes, Schedules and Exhibits hereto); (k) whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless such reference is specifically to "Business Days"; (l) references to "including" in this Agreement shall mean "including, without limitation," whether or not so specified; (m) the word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends and such phrase shall not mean "if"; and (n) all documents and agreements relating to the Company that have been posted, at least two (2) Business Days prior to the date hereof, to the electronic data room established by or on behalf of Seller shall be deemed to have been "delivered", "provided" or "made available" (or any phrase of similar import) to Buyer by Seller. ARTICLE II. Closing Section 2.1 Closing. The closing of the purchase and sale of the Company Interests (the "Closing") shall take place remotely via the exchange of documents and signatures at 9:00 A.M. Eastern time on the third (3rd) Business Day immediately following the day on which the last of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) (the date of such Closing, the "Closing Date") are satisfied or waived in accordance with this Agreement, or on such other date as Buyer and Seller may otherwise agree in writing. The parties hereto acknowledge and agree that all proceedings at the Closing shall be deemed to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously on the Closing Date, and no proceedings shall be deemed taken nor any document executed or delivered until all have been taken, executed and delivered.

17 ARTICLE III. Purchase and Sale of the Company Interests Section 3.1 Purchase and Sale of the Company Interests. Subject to the terms and conditions set forth in this Agreement, at the Closing, Buyer shall purchase from Seller, and Seller shall sell, transfer and assign to Buyer, free and clear of all Liens, the Company Interests. Section 3.2 Purchase Price; Payments at and after the Closing. (a) (i) The purchase price to be paid by Buyer to Seller for the Company Interests shall be $1,000,000 (the "Base Purchase Price"), subject to adjustment as provided in this Article III plus (ii) the Post-Closing Payments, if any, as further described in Section 3.5 (the sum of the amounts in clauses (i) and (ii), the "Purchase Price"). (b) Not fewer than three (3) Business Days prior to the Closing, Seller shall deliver to Buyer a written statement (the "Closing Date Statement") setting forth Seller's good faith estimate of Closing Date Cash (the "Estimated Closing Cash Amount"), Closing Date Indebtedness (the "Estimated Closing Indebtedness Amount"), Closing Date Working Capital (the "Estimated Closing Date Working Capital"), and Closing Date Company Transaction Expenses (the "Estimated Closing Date Company Transaction Expenses"), as well as the Estimated Closing Date Working Capital Deficit Amount, if any. (c) At the Closing, Buyer shall pay, or cause to be paid, to or as directed by Seller, the Closing Consideration Amount. "Closing Consideration Amount" means (i) the Base Purchase Price, plus (ii) the Estimated Closing Cash Amount, less (iii) the Estimated Closing Date Indebtedness Amount, less (iv) the Estimated Closing Date Working Capital Deficit Amount, if any, less (vi) the Estimated Closing Date Company Transaction Expenses. The Closing Consideration Amount shall be paid by wire transfer of immediately available funds to an account or accounts designated by Seller. Such account or accounts shall be designated no fewer than three (3) Business Days prior to the Closing Date. (d) At the Closing, Buyer shall pay, or cause to be paid, the Closing Date Indebtedness set forth in the Closing Date Statement to the payees thereof, by wire transfer of immediately available funds to the accounts designated in advance by each payee thereof, as set forth on the Closing Date Statement. (e) At the Closing, Buyer shall pay, or cause to be paid, the Company Transaction Expenses set forth in the Closing Date Statement to the payees thereof, by wire transfer of immediately available funds to the accounts designated in advance by each payee thereof, as set forth on the Closing Date Statement. (f) From 11:59 P.M. on the day immediately prior to the Closing Date and until the consummation of the Closing, the Company shall not (i) use any Company Cash to pay any Company Transaction Expenses, to pay any distributions or to repay any Indebtedness, or (ii) incur any Indebtedness. 18 Section 3.3 Post-Closing Purchase Price Determination. (a) After the Closing, Buyer shall prepare and, within sixty (60) days after the Closing, Buyer shall deliver to Seller, a statement setting forth Buyer's calculation of (i) Closing Date Working Capital, (ii) the Closing Date Working Capital Deficit Amount, if any, (iii) Closing Date Cash, (iv) Closing Date Indebtedness, (v) Company Transaction Expenses and (vii) a calculation of any Adjustment Shortfall or Adjustment Surplus (the "Purchase Price Adjustment Statement"), which statement shall contain a balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein). (b) If Seller disagrees in good faith with the Purchase Price Adjustment Statement, Seller shall notify Buyer in writing of such disagreement within thirty (30) days after delivery of the Purchase Price Adjustment Statement, which notice shall describe in reasonable detail the nature of such disagreement, including the specific items involved and the dollar amounts thereof (a "Purchase Price Dispute Notice"). If Seller does not deliver a valid Purchase Price Dispute Notice within such thirty (30) day period, the Purchase Price Adjustment Statement, as delivered by Buyer to Seller, shall be the Final Purchase Price Adjustment Statement. If Seller delivers a valid Purchase Price Dispute Notice within such thirty (30) day period, then such disputed amounts (the "Disputed Amounts") shall be resolved pursuant to Section 3.3(c). Any undisputed amounts owed by Buyer or Seller to the other Party, as applicable, shall be paid to the other party within five (5) Business Days after the delivery of the Purchase Price Dispute Notice. (c) Buyer and Seller shall negotiate in good faith to resolve any Disputed Amounts and, if the parties are able to resolve all Disputed Amounts, the Purchase Price Adjustment Statement, as modified to reflect such resolution, shall be the Final Purchase Price Adjustment Statement. If Buyer and Seller are unable to resolve all Disputed Amounts within thirty (30) days after delivery of a Purchase Price Dispute Notice, then the Disputed Amounts may be referred by either Buyer or Seller for final determination to Crowe LLP (such firm, or another firm determined pursuant to this Section 3.3(c), the "Accounting Firm") within fifteen (15) days after the end of such thirty (30) day period. If neither party refers the Disputed Amounts to the Accounting Firm within the applicable fifteen (15)-day period, then the Purchase Price Adjustment Statement, as delivered by Buyer to Seller, shall be the final Purchase Price Adjustment Statement. If Crowe LLP is unwilling or unable to serve, Buyer and Seller shall jointly appoint as the Accounting Firm a different nationally or regionally recognized firm of independent certified public accountants, which does not have, and has not at any time in the four (4) years prior to the date of the Purchase Price Dispute Notice had, any material relationship with Buyer, Seller or any of their respective Affiliates. The Accounting Firm shall consider only those Disputed Amounts which Buyer and Seller have been unable to resolve and shall make its determination based solely on presentations and supporting materials provided by Buyer and Seller, and not pursuant to any independent review. Buyer and Seller shall contemporaneously provide copies to one another of all written submissions to the Accounting Firm and shall be permitted to attend (and shall receive reasonable advance written notice of) any meeting with or presentations to the Accounting Firm. Buyer and Seller shall each use commercially reasonable efforts to make their presentations as promptly as practicable following submission to the Accounting Firm of the disputed items (but in no event later than fifteen (15) days after engagement of the Accounting Firm), and Buyer and Seller shall each be entitled, as part of its presentation, to respond to the presentation of the other party and any questions and requests of the Accounting Firm. In deciding any matter or item in dispute, the 19 Accounting Firm (A) shall be bound by the provisions of this Section 3.3(c) and (B) shall not assign a value to any particular item greater than the greatest value for such item claimed by either Buyer or Seller, or less than the lowest value for such item claimed by either Seller or Buyer, in each case as presented to the Accounting Firm. No party shall disclose to the Accounting Firm, and the Accounting Firm shall not consider for any purpose, any settlement discussions or settlement offer made by any party, unless otherwise agreed in writing by Buyer and Seller. The Accounting Firm shall deliver to Buyer and Seller, as promptly as practicable, and in any event within sixty (60) days after its appointment, a written report setting forth the resolution of such Disputed Amounts. The findings and determinations of the Accounting Firm as set forth in its written report shall be deemed final, conclusive and binding upon the parties. The parties shall be entitled to seek to have a judgment entered on such written report of the Accounting Firm in any court of competent jurisdiction. Upon the decision of the Accounting Firm, the Purchase Price Adjustment Statement, as adjusted to the extent necessary to reflect the Accounting Firm’s decision, shall be the Final Purchase Price Adjustment Statement. The fees, costs and expenses of the Accounting Firm shall be allocated to and borne by Buyer, on the one hand, and Seller, on the other hand, based on the inverse of the percentage that the Accounting Firm’s determination (before such allocation) bears to the Disputed Amount as originally submitted to the Accounting Firm. For example, should the items in dispute total in an amount equal to one thousand dollars ($1,000) and the Accounting Firm awards six hundred dollars ($600) in favor of Seller's position, sixty percent (60%) of the costs of its review would be borne by Buyer, on the one hand, and forty percent (40%) of the costs would be borne by Seller, on the other hand. (d) Adjustments to the Closing Consideration Amount shall be made as follows: (i) No later than five (5) Business Days after the Final Purchase Price Adjustment Statement is finally determined, pursuant to this Section 3.3, Buyer and Seller shall jointly prepare a statement (the "Closing Statement") setting forth the recalculated and final Closing Consideration Amount using such finally determined amounts of Closing Date Working Capital, Closing Date Working Capital Deficit, if any, Closing Date Cash, Closing Date Indebtedness and Company Transaction Expenses instead of Estimated Closing Date Working Capital, Estimated Closing Date Working Capital Deficit Amount, if any, Estimated Closing Date Cash, Estimated Closing Date Indebtedness and Estimated Company Transaction Expenses, respectively. (ii) If the recalculated Closing Consideration Amount as set forth in the Final Purchase Price Adjustment Statement is less than the Closing Consideration Amount set forth in the Closing Date Statement (the amount of such deficit, the "Adjustment Shortfall"), then Buyer shall be entitled to payment from Seller in an amount equal to the Adjustment Shortfall. Seller shall pay to Buyer the amount of any Adjustment Shortfall by wire transfer of immediately available funds to an account designated by Buyer within five (5) Business Days after the date the Adjustment Shortfall is finally determined. (iii) If the recalculated Closing Consideration Amount as set forth in the Final Purchase Price Adjustment Statement is greater than the Closing Consideration Amount set forth in the Closing Date Statement (the amount of such surplus, the "Adjustment Surplus"), then, promptly, and in any event within five (5) Business Days after such final 20 determination, Buyer shall pay, or cause to be paid, the Adjustment Surplus to Seller by wire transfer of immediately available funds to an account designated by Seller. (e) The parties hereto agree that any payment made pursuant to this Section 3.3 shall be treated for all purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Law. Section 3.4 Withholding. Buyer and the Company (or Affiliates of any of the foregoing) shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement, such amount as is required to be deducted and withheld under the Code or any applicable provision of state, local or foreign Tax Law. To the extent Buyer (or its Affiliate) determines any deduction or withholding is required, it shall work in good faith with Seller to reduce or eliminate any such amounts. To the extent that amounts are so deducted or withheld in accordance with this Section 3.4, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made, and the withholding party shall remit such deducted or withheld amounts to the applicable Governmental Authority. Section 3.5 Post-Closing Payments. (a) Following the Closing, Buyer shall pay to Seller the Post-Closing Payments, if any, due with respect to each Post-Closing Payment Period by wire transfer of immediately available funds to an account designated by Seller for the receipt of Post-Closing Payments no later than ten (10) Business Days following the final determination of the amount of such Post-Closing Payments as provided in this Section 3.5. (b) No later than thirty (30) calendar days after the last day of each Post-Closing Payment Period, the Company shall prepare and deliver to Seller a written statement (each, a “Post- Closing Payment Statement”) setting forth a reasonably detailed calculation of the Post-Closing Payment with respect to the Post-Closing Payment Period covered by such Post-Closing Payment Statement, and accompanied by reasonable supporting documentation. Seller shall have thirty (30) calendar days following the receipt of each Post-Closing Payment Statement (the “Post-Closing Statement Review Period”) to review each Post-Closing Payment Statement. During the Post- Closing Statement Review Period, Buyer and the Company shall provide Seller and its representatives reasonable access to the books and records reasonably necessary and requested by Seller for Seller to confirm the information and calculations contained in the applicable Post- Closing Payment Statement. If Seller disagrees with any of the calculations contained in a Post- Closing Payment Statement, Seller shall provide a written notice (each, a “Post-Closing Payment Dispute Notice”) to Buyer no later than the last day of the Post-Closing Statement Review Period. If Seller delivers a Post-Closing Payment Dispute Notice, Buyer and Seller will attempt to promptly resolve the matters raised in the Post-Closing Payment Dispute Notice in good faith. Beginning fifteen (15) Business Days after delivery of the applicable Post-Closing Payment Dispute Notice, either Buyer or Seller may provide written notice to the other that it elects to submit the disputed items to the Accounting Firm for resolution using the same procedures set forth in Section 3.3, mutatis mutandis. If Seller does not deliver a Post-Closing Payment Dispute Notice within the Post-Closing Statement Review Period, the calculations set forth in the applicable Post-Closing Payment Statement shall be deemed final and binding.

21 (c) Neither the Company nor Buyer shall take any action the primary purpose of which is to delay or reduce the Post-Closing Payments. Seller acknowledges and agrees that the Company is free to sell all inventory at whatever price the Company deems advisable, and otherwise conduct the Business in whatever manner it deems necessary or advisable, in its sole and absolute discretion. ARTICLE IV. Representations and Warranties of Seller Except as set forth in the Company Disclosure Schedule (it being agreed that any matter disclosed in the Company Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed only with respect to that section unless another section is specifically cross-referenced or it is reasonably apparent from the face of such disclosure that such disclosure also relates to such other section), Seller hereby represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as follows: Section 4.1 Organization and Power. Seller is a limited liability company, duly formed, validly existing and in good standing under the Laws of Delaware and has all necessary limited liability company power and authority to enable it to execute, deliver and perform its obligations this Agreement and the Ancillary Documents and to consummate the transactions contemplated hereby and thereby. Section 4.2 Authorization and Enforceability. The execution and delivery of this Agreement and the Ancillary Documents to which Seller is a party and the performance by Seller of the transactions contemplated hereby and thereby that are required to be performed by Seller have been duly authorized by all necessary action of Seller in accordance with applicable Law and the limited liability company agreement of Seller, and no other limited liability company action or proceedings on the part of Seller are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which Seller is a party or the consummation of the transactions contemplated hereby and thereby that are required to be performed by Seller. This Agreement and each of the Ancillary Documents to be executed and delivered at the Closing by Seller constitute, or when executed and delivered will constitute, the valid and legally binding agreements of Seller, enforceable against Seller in accordance with their terms, subject to bankruptcy, insolvency, reorganization and any other Laws of general applicability relating to or affecting creditors' rights and to general equity principles, as applicable. Section 4.3 No Violation. The execution and the delivery by Seller of this Agreement and the Ancillary Documents, the performance by Seller its obligations hereunder or thereunder, the consummation of the transactions contemplated hereby and thereby that are required to be performed by Seller and compliance with the terms of this Agreement and the Ancillary Documents do not and will not (a) conflict with or violate any provision of the certificate of formation or limited liability company agreement of Seller, (b) (assuming receipt of the consents set forth in Section 5.4(b) of the Company Disclosure Schedule) result in any violation of or default (or an event which with or without notice or lapse of time or both would become a default), give rise to a right of termination, cause the forfeiture of any right, or require any notice or consent, under any provision of any Contract to which Seller is a party or by which Seller or any of its properties is bound or affected, or (c) violate in any material respect any Law applicable to Seller 22 or by which any of its properties is bound or affected, except, in the case of clauses (b) and (c), for any such conflict, violation, default, termination, forfeiture or other occurrence which would not prevent or materially delay Seller from performing its obligations under this Agreement or the Ancillary Documents. Section 4.4 Ownership of Equity. Seller has good and valid title to and record and beneficial ownership of all of the Company Interests, free and clear of all Liens. Section 4.5 Governmental Authorizations and Consents. Other than the Governmental Consents set forth in Section 4.5 of the Company Disclosure Schedule, no Governmental Consent, is required pursuant to applicable Law (a) in connection with the transactions contemplated by this Agreement or any Ancillary Documents, or (b) which is otherwise necessary to permit Seller to perform its obligations under this Agreement or the Ancillary Documents, which, if not made or obtained, would prevent or materially delay Seller from performing its obligations hereunder or thereunder. Section 4.6 Litigation. There is no Claim, litigation, prosecution, proceeding or governmental or administrative investigation, hearing, arbitration, inquiry or action (collectively, "Litigation") pending or, to the Knowledge of Seller, threatened against Seller that would reasonably be expected to prevent or materially delay Seller from performing its obligations under this Agreement or the Ancillary Documents or consummating the transactions contemplated hereby or thereby. Seller is not subject to any Order that would reasonably be expected to prevent or materially delay the ability of Seller to perform its obligations under this Agreement or the Ancillary Documents or consummate the transactions contemplated hereby or thereby. Section 4.7 No Brokers. Except for Consensus Advisory Services LLC and Consensus Securities LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller, the Company or any of its Subsidiaries. ARTICLE V. Representations and Warranties of Seller Relating to the Company Except as set forth in the Company Disclosure Schedule (it being agreed that any matter disclosed in the Company Disclosure Schedule with respect to any section of this Agreement shall be deemed to have been disclosed only with respect to that section unless another section is specifically cross-referenced or it is reasonably apparent from the face of such disclosure that such disclosure also relates to such other section), Seller represents and warrants as of the date hereof and as of the Closing Date as follows: Section 5.1 Organization and Power. The Company is a limited liability company, duly formed, validly existing and in good standing under the Laws of Delaware. The Company has all necessary limited liability company power and authority to execute, deliver and perform this Agreement and the Ancillary Documents and to consummate the transactions contemplated hereby and thereby. The Company has all necessary power and authority, and possesses all governmental licenses, permits, authorizations and approvals, necessary to own or lease and to operate its properties and assets and carry on the Business as currently and previously conducted, except such 23 power, authority, licenses, permits, authorizations and approvals the absence of which would not reasonably be expected to have a Company Material Adverse Effect. The Company is duly qualified to conduct its business as a foreign entity in each jurisdiction where the nature of its business or the ownership or leasing of its property requires such qualification, except for any jurisdiction where the failure to be so qualified would not reasonably be expected to have a Company Material Adverse Effect. Section 5.2 Authorization and Enforceability. (a) The execution and delivery of this Agreement and the Ancillary Documents to which the Company is a party and the performance by the Company of the transactions contemplated hereby and thereby that are required to be performed by the Company have been duly authorized by all necessary limited liability company action of the Company in accordance with applicable Law and the articles of organization and limited liability company agreement of the Company and no other limited liability company proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents to which the Company is a party or the consummation of the transactions contemplated hereby and thereby that are required to be performed by the Company. (b) This Agreement and each of the Ancillary Documents to be executed and delivered at the Closing by the Company, when fully executed and delivered by all parties thereto, will constitute the valid and legally binding agreements of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, reorganization and any other Laws of general applicability relating to or affecting creditors' rights and to general equity principles, as applicable. Section 5.3 Capitalization of the Company; Subsidiaries. (a) The Company Interests constitute the entire equity interest in the Company, and Seller is the record and beneficial owner of all of the Company Interests. The Company has no authorized and outstanding Equity Securities other than the Company Interests. No Person has preemptive rights with respect to the Company Interests or any other Equity Securities of the Company. There are no options, warrants, purchase rights, rights of first refusal, calls, puts or similar rights or other Contracts (other than this Agreement) to sell, transfer or dispose of or acquire any Equity Securities of the Company. Neither Seller nor the Company is a party to any voting trust, proxy or other Contract relating to the voting of any Equity Securities of the Company and there are no instruments convertible or exercisable into or exchangeable for any Equity Securities of the Company. The Company does not own any Equity Securities, or any interest convertible or exercisable into or exchangeable for, at any time, any Equity Securities in, any Person. (b) Section 5.3(b) of the Company Disclosure Schedule sets forth the name and jurisdiction of organization of each Subsidiary of the Company. Each Subsidiary is duly formed and validly existing under the laws of its jurisdiction of organization and does not have, and has not had, any Subsidiary. Each subsidiary has all necessary power and authority, and possesses all governmental licenses, permits, authorizations and approvals, necessary to own or lease and to operate its properties and assets and carry on its business as currently and previously conducted, 24 except such power, authority, licenses, permits, authorizations and approvals the absence of which would not reasonably be expected to have a Company Material Adverse Effect. Section 5.4 No Violation. The execution and the delivery by the Company of this Agreement and the Ancillary Documents to which the Company is a party, the performance by the Company of its obligations hereunder or thereunder, the consummation of the transactions contemplated hereby and thereby, that are required to be performed by the Company and compliance with the terms of this Agreement and the Ancillary Documents to which the Company is a party do not and will not (a) conflict with or violate any provision of the articles of organization or limited liability company agreement of the Company, (b) assuming the timely receipt of all of the required consents set forth in Section 5.4(b) of the Company Disclosure Schedule, conflict with or result in any violation of or default (or an event which with or without notice or lapse of time or both would become a default), give rise to a right of termination, cause the forfeiture of any right, or require any notice or consent under, any provision of any Contract to which the Company is a party or by which the Company or any of its properties is bound or affected, or (c) assuming that all Governmental Consents contemplated by Section 5.5 have been obtained and all filings and expiration of any waiting period described in any of such Governmental Consents have been made or occurred, conflict with or violate any Law applicable to the Company or by which its or any of its properties is bound or affected. Section 5.5 Governmental Authorizations and Consents. No Governmental Consent is required pursuant to applicable Law (a) in connection with the transactions contemplated by this Agreement or any Ancillary Documents, or (b) which is otherwise necessary to permit the Company to perform its obligations under this Agreement or the Ancillary Documents. Section 5.6 Financial Statements. (a) Section 5.6(a) of the Company Disclosure Schedule sets forth the following financial statements (the "Financial Statements"): (i) the unaudited combined balance sheet of the Company and its Subsidiaries as of February 3, 2024 and January 29, 2023 and the related statements of income for the fiscal years then ended (the "Most Recent Annual Financial Statements", and (ii) the unaudited interim balance sheet of the Company and its Subsidiaries as of November 30, 2024 (the "Balance Sheet Date"), and the related unaudited statements of income, for the period ended on such date (the "Interim Financial Statements"). (b) The Financial Statements have been prepared from the Company’s and Seller’s Business Records in accordance with GAAP applied on a consistent basis throughout the period involved and fairly present in all material respects the financial condition and results of operations of the Company and its Subsidiaries as of their respective dates and for the applicable periods then ended, subject to the absence of footnote disclosure and, in the case of the Interim Financial Statements, the absence of year-end adjustments. Section 5.7 Business Records. (a) The Business Records have been maintained in accordance with customary business practices and fairly and accurately reflect in all material respects on a basis consistent

25 with past periods and throughout the periods involved, the transactions of the Company and its Subsidiaries. (b) Neither Seller nor the Company or its Subsidiaries nor, to the Knowledge of the Company, any of their respective Representatives has received any material complaint, allegation, assertion or Claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company and its Subsidiaries or its internal accounting controls, including any material complaint, allegation, assertion or Claim that the Company or its Subsidiaries has engaged in questionable or improper accounting practices, practices that are contrary to GAAP or questionable or improper behavior in connection with any audit. Section 5.8 No Undisclosed Liabilities. Except as reflected in the Financial Statements, the Company and its Subsidiaries do not have any Liabilities, except for Liabilities that may have arisen in the ordinary course of business consistent with past practice since the Balance Sheet Date. Section 5.9 Absence of Certain Changes. Except as set forth in Section 5.9 of the Company Disclosure Schedule, since the date of the Most Recent Annual Financial Statements: (a) the Company and its Subsidiaries have conducted the Business in the ordinary course and in a manner consistent with past practice; and (b) there has not been any Event that has had, or would reasonably be expected to have, a Company Material Adverse Effect. Except as set forth in Section 5.9 of the Company Disclosure Schedule, without limiting the generality of the foregoing, since the Most Recent Annual Financial Statements, neither the Company nor any of its Subsidiaries have: (a) (i) issued, sold, disposed of, transferred or granted any Equity Securities, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any Equity Securities, or (ii) entered into any Contract to purchase or redeem any Equity Securities; (b) split, combined, subdivided or reclassified any of its capital stock or membership interests, as applicable; (c) adopted any amendments to its organizational documents or effected or become a party to any, recapitalization or similar transaction, except as provided by this Agreement; (d) cancelled any third party Indebtedness owed to the Company, other than in the ordinary course of business; (e) (i) incurred any additional Indebtedness or assumed, guaranteed, endorsed or otherwise become liable or responsible for any additional Indebtedness of another Person (other than borrowings by the Company in the ordinary course of business), or (ii) made any loans, advances or capital contributions to or investments in any Person (except in the ordinary course of business), or entered into any Contracts with respect to any of the foregoing; (f) acquired or agreed to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any Person; 26 (g) sold, leased, licensed, transferred or otherwise encumbered or subjected (or allowed to become subject) to any Lien, other than Permitted Lien, or otherwise disposed of any of its material properties, rights or assets, including any capital asset or related capital assets with a fair market value in excess of $25,000, except as otherwise provided by this Agreement or in the ordinary course of business; (h) made or agreed to make any material capital expenditures that exceed $25,000 in the aggregate other than in the ordinary course of business; (i) except in the ordinary course of business or as otherwise permitted under this Agreement, (i) entered into any Contract relating to its purchase of goods, equipment or services for amounts in excess of $25,000 per year, or (ii) modified or amended in any material respect or terminated any Material Contract or waived, released or assigned any material rights or claims thereunder; (j) except as required by Law or any Plan or as contemplated by this Agreement, entered into, adopted, modified or amended in any material fashion that would materially increase the expenses of the Company: (i) any Plan or (ii) any Employment Agreement with any Employee whose annual compensation exceeds $100,000, other than at will agreements in the ordinary course of business; (k) effectuated a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act or any similar state Law, affecting in whole or in part any site of employment, facility, operating unit or employee; (l) made any material change to its accounting methods, principles or practices, to the Financial Statements or to its working capital policies, except in any such case as required by GAAP; (m) transferred or granted to any third party any rights with respect to any Intellectual Property, except for entering into license agreements in the ordinary course of business; (n) discontinued any line of the Business; or (o) declared any dividend or distribution to any Person which remains unpaid. Section 5.10 Arrangements with Affiliates. Except as set forth in Section 5.10 of the Company Disclosure Schedule, none of Seller, any equity holder, manager, officer or director of Seller, nor any Affiliate of the foregoing (other than the Company and its Subsidiaries) (a) is a party to any Contract (except for arm's-length employment and similar agreements) with the Company or its Subsidiaries, including with respect to compensation or remuneration to be paid to such direct or indirect equity holder, officer, director or manager of Seller or its Affiliate in connection with this Agreement or the transactions contemplated hereby, or (b) has any Claim against or owes any amount (whether as obligor, guarantor or otherwise) to, or is owed (whether as obligor, guarantor or otherwise) any amount by, the Company or its Subsidiaries (collectively, "Affiliate Arrangements"). 27 Section 5.11 Indebtedness to and from Officers and Managers of the Company. The Company does not owe any amounts for borrowed money (whether as obligor, guarantor or otherwise), directly or indirectly, to Seller or any of its Affiliates (other than the Company and its Subsidiaries) or to any Person who is an officer, director, equity holder or manager of the Company or any of its Affiliates (other than the Company and its Subsidiaries) other than for salaries or other employment-related compensation for services rendered or reimbursable business expenses made to Employees in the ordinary course of business and consistent with past practice. Section 5.12 Assets. (a) Except as set forth in Section 5.12(a) of the Company Disclosure Schedule, the assets and rights of the Company and its Subsidiaries, together with the services to be provided under the Transition Services Agreement, include all of the assets and rights of the Company and its Subsidiaries used in or necessary for the conduct of the Business as conducted as of the date of the Most Recent Annual Financial Statements, subject only to such changes as have occurred in the ordinary course of business consistent with past practice since such date. All of such assets necessary for the conduct of the Business are (i) in good operating condition and repair, ordinary wear and tear excepted, (ii) not in need of maintenance or repair, except for ordinary routine maintenance or repairs that are not material in nature or cost, and (iii) adequate and sufficient for the continuing conduct of the Business immediately following the Closing as conducted immediately prior to the Closing. There is no physical condition affecting any of the assets or properties of the Company that would, individually or in the aggregate, materially interfere with the use of occupancy of such assets or properties or any portion thereof in the operation of the Business as presently conducted. (b) The Company and its Subsidiaries have good and marketable title to, a valid leasehold interest in, or a valid license to use, all of the tangible assets shown on the Most Recent Annual Financial Statements or acquired thereafter, free and clear of any Lien, except for (i) assets disposed of since such date in the ordinary course of business consistent with past practice or otherwise permitted by this Agreement, (ii) Liens reflected in the Financial Statements or the notes thereto, (iii) assets validly leased from third parties and (iv) Permitted Liens. (c) The Company and its Subsidiaries have all right, title and ownership to all products, formulae, methodology and data developed for, with or otherwise in connection with, the Business. Section 5.13 Real Property. (a) The Company and its Subsidiaries do not own, nor have they ever owned, any real estate. (b) Section 5.13(b) of the Company Disclosure Schedule sets forth a correct and complete list of the Leased Real Property. For each parcel of Leased Real Property, Section 5.13(b) of the Company Disclosure Schedule lists (i) the date of the applicable lease (each a "Lease"), (ii) the name of the landlord and tenant, (iii) the location and use of the property, (iv) the amount of any security deposit, (v) the Lease expiration date, (vi) all options to renew such Lease and/or acquire such property, and (vii) whether there are any non-disturbance agreements from mortgagees or paramount lessors. Seller has made available to Buyer true and complete copies of 28 all Leases, all amendments and supplements thereto and all such non-disturbance agreements. No landlord or tenant has assigned any Lease or any interest therein or subleased any portion of the Leased Real Property. Each Lease is in full force and effect, the Company is not in default or breach under any Lease, and, to the Knowledge of the Company, there are no defaults by any party other than the Company under any Lease and no event has occurred which, with the giving of notice or passage of time or both, would constitute a default under any Lease. Neither the execution nor performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement, will result in a breach of or constitute a default under any of the Leases. (c) No portion of the Leased Real Property, or any building or improvement located thereon violates in any material respect any Law, including those Laws relating to zoning, building, land use, environmental, health and safety, fire, air, sanitation and noise control. Except for the Permitted Liens, no Leased Real Property is subject to (i) any decree or order of any Governmental Entity (or, to the Knowledge of the Company, threatened or proposed order) or (ii) any rights of way, building use restrictions, exceptions, variances, reservations or limitations of any nature whatsoever. (d) The improvements and fixtures on the Leased Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used. There is no condemnation, expropriation or similar proceeding pending or, to the Knowledge of the Company, threatened against any of the Leased Real Property, or any improvement thereon. The Leased Real Property constitutes all of the real property utilized by the Company in the operation of the Business. (e) All certificates of occupancy and all other Licenses required by any Governmental Entity having jurisdiction and any requisite certificates of the local board of fire underwriters (or other body exercising similar functions) have been issued for the Leased Real Property, are in full force and effect, and will not be invalidated, violated or otherwise adversely affected by the execution or performance of this Agreement or the consummation of any of the transactions contemplated by this Agreement. (f) The Company has not received any written notice of any condemnation proceeding or any other proceeding in the nature of eminent domain (a "Taking") in connection with any parcel of the Leased Real Property, and to the Company's Knowledge, no Taking has been threatened. (g) Each parcel of the Leased Real Property adjoins, or is part of a building or development which adjoins, dedicated public roadways and has, or is part of a building or development which has, access for motor vehicles to such roadways by valid easements and, to the Knowledge of the Company, there are no conditions existing which could result in the termination or reduction of the current access to existing roadways. (h) All essential utilities (including water, sewer, gas, electricity, internet and telephone service) are available to each parcel of the Leased Real Property.

29 Section 5.14 Intellectual Property. (a) Section 5.14(a) of the Company Disclosure Schedule lists all Registered Owned Intellectual Property. The Registered Owned Intellectual Property is valid, enforceable, and all filings have been made and fees paid to maintain the Registered Owned Intellectual Property. The Company is the exclusive owner of, and has good and marketable title to, the Owned Intellectual Property free and clear of all Liens other than Permitted Liens set forth on Section 5.14(a) of the Company Disclosure Schedule. Except as otherwise agreed by Buyer in writing, the Liens set forth on Section 5.14(a) of the Company Disclosure Schedule will be terminated at or prior to Closing. The Company Intellectual Property is not subject to any Order or agreement that would adversely affect the validity or enforceability of, or the Company's use of or rights to, the Company Intellectual Property. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (alone or in combination with any other event), and the compliance with the provisions of this Agreement do not and will not conflict with, alter, or materially impair, any of the rights of the Company in any Company Intellectual Property or the validity, enforceability, use, right to use, ownership, priority, duration, scope, or effectiveness of any Company Intellectual Property. (b) Except for Commercial Software or as set forth on Section 5.14(b) of the Company Disclosure Schedule, there are no Contracts under which a third party licenses or provides any Company Intellectual Property to the Company, including software licenses. The Company Intellectual Property includes all Intellectual Property that is used in or necessary for the conduct of the Business as it currently is conducted or as it is currently proposed to be conducted by the Company, including the design, development, manufacture, use, marketing, import for resale, distribution, licensing out and sale of all Company products. There are no Contracts under which the Company has granted, licensed, disclosed or provided any Company Intellectual Property to third parties (other than rights granted to contractors or vendors to use Company Intellectual Property for the sole benefit of the Company), including any Contracts containing covenants not to sue or non-assertion provisions that relate to Intellectual Property. All Contracts under which the Company is granted any Intellectual Property rights by a third party ("IP Agreements") are valid, binding, and enforceable and shall continue as such following the consummation of the transactions contemplated under this Agreement (i) on terms identical to those in effect immediately prior to the consummation of the transactions contemplated under this Agreement, (ii) without payment of any additional amounts or consideration which the Company would otherwise be required to pay, and (iii) without obtaining the consent or permission of, or giving notice to, any party to such IP Agreements. The Company is not in breach of or default under any IP Agreement, and to the Knowledge of the Company, no counterparty to any IP Agreements is in breach of or default under any such IP Agreements. (c) The operation of the Business does not infringe, misappropriate, dilute or otherwise violate or conflict with any other Person's Intellectual Property rights, and has not done so in the past. Other than as set forth on Section 5.14(c) of the Company Disclosure Schedule, to the Knowledge of the Company, no Person is engaging, or has engaged in the past, in any activity that infringes, misappropriates, dilutes or otherwise violates or conflicts with any Company Intellectual Property. 30 (d) Other than as set forth in Section 5.14(d) of the Company Disclosure Schedule, there is no Claim pending, asserted in writing or, to the Knowledge of the Company, threatened, by or against the Company concerning any of the matters referenced in Section 5.14(b) or otherwise concerning the ownership, validity, registrability, enforceability or use of, or licensed right to use, any Company Intellectual Property or Products, nor has the Company received any unsolicited written notification or other written information that a license under any other Person's Intellectual Property is or may be required to operate the Business. (e) The Company has taken all reasonable measures consistent with industry standards to maintain the confidentiality and value of all Confidential Information used or held for use in the operation of the Business. To the Knowledge of the Company, the Company has not experienced an unauthorized disclosure or unauthorized use of material Confidential Information. Except as set forth in Section 5.14(e) of the Company Disclosure Schedule, the Company has obtained written confidentiality and non-disclosure agreements executed by all of its suppliers and contractors obliging them to acknowledge and protect the Confidential Information. (f) The Company is a party to valid and enforceable written agreements with all Persons that have conceived, developed, acquired or created Intellectual Property for the Company, pursuant to which the entire right, title and interest in and to that Intellectual Property is assigned to the Company and each such Person has agreed to maintain the confidentiality of such Intellectual Property to the extent that it constitutes Confidential Information. Section 5.15 Company IT Assets. (a) Section 5.15(a) of the Company Disclosure Schedule sets forth a complete list of all software, software applications, and software-as-a-service platforms the Company uses in its business (whether owned by the Company, licensed to the Company, or otherwise accessed by the Company) other than Commercial Software, and the Company has made available to Buyer all licenses and agreements for software developed or customized for the Company. The Company IT Assets are adequate for, and operate and perform in all material respects in accordance with the requirements for, the operation of the Business. The Company has implemented appropriate backup, security, anti-virus, and disaster recovery measures and technology consistent with industry standards to provide for the continuing availability of the functionality provided by the Company IT Assets and to safeguard against the unauthorized use, copying, disclosure, modification, theft or destruction of and access to, system programs and data comprised by the Company IT Assets. In the three (3) years immediately preceding the Closing Date, (i) to the Knowledge of the Company, no Person has obtained unauthorized access to any Company IT Assets nor has any data been compromised thereby; (ii) the Company IT Assets have not materially malfunctioned or failed; and (iii) the Company has been and is in compliance in all material respects with all Company Intellectual Property Contracts pursuant to which they are licensed or otherwise authorized to use any IT Assets. (b) The Company has taken commercially reasonable steps (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to protect all Personal Information against loss and against unauthorized access, use, modification, disclosure or other misuse. To the Knowledge of the Company, there has been no unauthorized access to or misuse of Personal Information. 31 Section 5.16 Contracts. (a) Material Contracts. Section 5.16(a) of the Company Disclosure Schedule is a true and complete list of all of the following Contracts to which the Company or any of its Subsidiaries is a party or by which it or they are bound (such Contracts as are required to be listed on Section 5.16(a) of the Company Disclosure Schedule, the "Material Contracts"): (i) Contracts evidencing or relating to Indebtedness; (ii) Contracts evidencing or relating to any obligations of the Company or its Subsidiaries with respect to the issuance, sale, repurchase or redemption of any Equity Securities of the Company or such Subsidiary; (iii) Contracts with any customers of, or suppliers to, the Company or its Subsidiaries (A) that involved payments to or from the Company or its Subsidiaries in excess of one hundred thousand dollars ($100,000) in the most recent twelve (12) month period or (B) that the Company reasonably anticipates may involve payments to or from the Company or its Subsidiaries in excess of one hundred thousand dollars ($100,000) in any twelve (12) month period; (iv) all Contracts with Top Customers and all Contracts with Top Suppliers; (v) all Leases; (vi) the Company Intellectual Property Contracts, other than licenses of Commercial Software; (vii) all Consultant Agreements, Employee Agreements and any proposed amendments thereto; (viii) Contracts that obligate the Company or any of its Subsidiaries with respect to contingent payments of any type; (ix) Contracts (other than arm's-length Employee Agreements and Consultant Agreements) by and between the Company or any of its Subsidiaries and (A) any Affiliate of the Company, (B) other Persons with whom the Company is not dealing at arm's-length, (C) Employees or (D) entities controlled by any Employees; (x) leases of personal property under which the Company or any of its Subsidiaries is the lessee and is obligated to make payments in excess of twenty-five thousand dollars ($25,000) per annum; (xi) Contracts that are settlement Contracts of any nature, including any settlement with any Governmental Authority, pursuant to which the Company or any of its Subsidiaries has any obligations that will continue after the Closing Date; 32 (xii) Contracts limiting the freedom of the Company or its Subsidiaries to engage in any line of business, acquire any entity or compete with any Person or in any market or geographical area; (xiii) Contracts that grant, or agree to grant, any Person a right to "most favored nation" pricing terms or which imposes on the Company or its Subsidiaries any take-or- pay or similar minimum purchase requirements; (xiv) Contracts with any distributor or sale representative; (xv) Contracts pursuant to which the Company or its Subsidiaries has agreed to share profits or revenues; and (xvi) any Contracts not otherwise listed above involving payments to or from the Company or any of its Subsidiaries in excess of one hundred thousand dollars ($100,000) per annum or that (regardless of amount) otherwise are, individually or in the aggregate, material to the Company. (b) Status of Material Contracts. A true and complete copy of each Material Contract has been made available to Buyer. All Material Contracts are valid, binding and in full force and effect and enforceable by the Company or its Subsidiaries, as applicable, in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and any other Laws of general applicability relating to or affecting creditors' rights and to general equity principles and will continue to be in full force and effect on identical terms immediately following the Closing Date. As to each Material Contract, there does not exist any breach, violation or default on the part of the Company or its Subsidiaries or, to the Knowledge of the Company, any other party to such Material Contract, and to the Knowledge of the Company there does not exist any Event, which (with or without notice, passage of time, or both) would constitute a breach, violation or default thereunder on the part of the Company or its Subsidiaries. No waiver has been granted by the Company or its Subsidiaries or any of the other parties thereto under any of the Material Contracts. Neither the Company nor its Subsidiaries has received (or given) notice to terminate any Material Contract. Section 5.17 Compliance with Laws. (a) Except as set forth in Section 5.17 of the Company Disclosure Schedule, the Company and its Subsidiaries are not, and during the least three (3) years have not been, in violation in any material respect of any applicable Law. No event has occurred or exists that (with or without notice or lapse of time) would constitute or result in a material violation by the Company or its Subsidiaries of, or failure on the part of the Company or its Subsidiaries to comply in all material respects with, any applicable Law. The Company and its Subsidiaries have all material Licenses and Permits that are required or used for the conduct of the Business in accordance with applicable Law, all of which are set forth on Section 5.17(a) of the Company Disclosure Schedule. All Licenses and Permits are in full force and effect and are being complied with, and there is no Litigation pending or, to the Knowledge of the Company, threatened that seeks a material change to or the revocation, cancellation, or termination of, any Licenses and Permits.

33 (b) Neither the Company, nor its Subsidiaries nor any Employees and, to the Knowledge of the Company, neither its Representatives nor any other Person associated with or acting on behalf of the Company or its Subsidiaries, have at any time, directly or indirectly, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, or failed to disclose fully any such contributions in violation of applicable Law, (ii) given, offered, promised, conspired or authorized to give, any money or thing of value to any foreign or domestic government official or employee (including officials or employees of state-owned or controlled businesses and institutions), any foreign or domestic political party or campaign official, candidate for foreign political office, officials or employees of public international organizations, or any other Person connected to a government or acting on behalf of the foregoing (collectively, a "Government Official"), for the purpose of influencing an act or decision of the Government Official, or inducing the Government Official to use his or her influence or position to affect any government act or decision relating in any way to the Business; or (iii) given, offered, promised, conspired or authorized to give, any money or thing of value to any Person (Government Official or private party) in violation of the U.S. Foreign Corrupt Practices Act of 1977; the U.S. Travel Act, 18 U.S.C. § 1952; the U.K. Bribery Act 2010; any applicable Law enacted in connection with, or arising under, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; or any other applicable Law or regulation of any foreign or domestic jurisdiction relating to bribery or corruption (collectively, "Anti-Corruption Laws"), during the last three (3) years. Neither the Company nor any of its Subsidiaries has received any communication from a Governmental Authority that alleges that the Company or any of its Subsidiaries, or any of the Employees or any Representatives of the Company or any of its Subsidiaries, or any other Person associated with or acting on behalf of the Company or any of its Subsidiaries, is or may be in violation of, or has, or may have, any unresolved liability under, any Anti-Corruption Law. (c) Each of the Company and its Subsidiaries, the Employees, and, to the Knowledge of the Company, each of the Representatives and any other Persons associated with or acting on behalf of the Company or its Subsidiaries, is, and has at all times during the last three (3) years been, in compliance in all material respects with all applicable Sanctions and Export Controls and no action has been taken by the Company or any of its Subsidiaries (including any of the Employees and, to the Knowledge of the Company, any Representative or any other Person associated with or acting on behalf of the Company or any of its Subsidiaries) that would reasonably be expected to cause a violation of Sanctions or Export Controls. None of the Company or any of its Subsidiaries, nor any Affiliate of the Company or Employee, nor, to the Knowledge of the Company, any Representative or any other Person associated with or acting on behalf of the Company, is a Sanctioned Person, nor has the Company or any of its Subsidiaries knowingly had any direct or indirect dealings with any Sanctioned Person or in any Sanctioned Country during the last three (3) years. Section 5.18 Environmental Matters. (a) The Company and its Subsidiaries (i) are, and at all times during the last three (3) years have been, in compliance in all material respects with all applicable Environmental Laws, and (ii) have obtained, and are in compliance in all material respects with, all Licenses and Permits, registrations and other Governmental Consents required by applicable Environmental Laws 34 ("Environmental Permits"), and has made all appropriate filings for issuance or renewal of such Environmental Permits. Section 5.19 Litigation. Except as set forth in Section 5.19 of the Company Disclosure Schedule, there is no, and during the last three (3) years there has not been any, Litigation pending or, to the Knowledge of the Company, threatened, involving the Company or any of its Subsidiaries or their respective properties or the Business, or that has been settled, dismissed or resolved. The Company is not subject to any Order. Section 5.20 Employee and Labor Matters. (a) Section 5.20(a) of the Company Disclosure Schedule sets forth an accurate and complete list as of November 26, 2024 of all (i) Employees and their title/position, current hourly rate or annual salary, full-time/part-time status, and exempt/non-exempt status; (ii) Consultants and a description of services rendered and aggregate annual consideration paid; and (iii) Employment Agreements and Consultant Agreements, copies of which (including any amendments) have been made available to Buyer. All Employees are employed by the Employer. Neither the Employer nor the Company or any of its Subsidiaries is delinquent in payments owed to any Employee or Consultant for any wages, salaries, commissions, bonuses, or other compensation or consideration or other amounts owed for any services performed or provided as of the date hereof or any reimbursable amounts. (b) There is no Claim (other than ordinary claims under Plans), dispute, action, grievance or disciplinary action pending or, to the Knowledge of the Company, threatened, by or between the Employer or the Company or any of its Subsidiaries, on the one hand, and any Employee, on the other hand. (c) Neither the Employer nor the Company nor any of its Subsidiaries is, or during the last three (3) years has been, a party to any collective bargaining agreement or similar labor agreement with a labor union or other employee representative with respect to the Business or the Employees. (d) No labor strike, organized work stoppage, slowdown, lockout, unfair labor practice charge or similar labor activity or dispute affecting the Company has occurred during the last three (3) years or, to the Knowledge of the Company, is threatened. (e) There is no current nor has there been in the past three (3) years union organization activity or a representation question involving Employees. (f) There has been no "mass layoff" or "plant closing" by the Employer or the Company with respect to the Business or the Employees within the meaning of the WARN Act or any similar state or local "mass layoff" or "plant closing" Law within the preceding three (3) years. (g) The Employer and the Company are and during the last three (3) years have been in compliance in all material respects with all applicable Laws relating to employment, labor, employment practices, and terms and conditions of employment. Neither the Employer nor the Company nor any of its Subsidiaries is under audit or investigation by the Internal Revenue Service, the U.S. Department of Labor or any other Governmental Authority and, to the 35 Knowledge of the Company, no such audit or investigation is threatened, with respect to any of its employment or labor practices, including those relating to workplace safety and health. Neither the Employer nor the Company nor any of its Subsidiaries has any material Liability for the misclassification of any Person providing services to the Company or any of its Subsidiaries or the Business as an independent contractor, temporary employee, leased employee or any other service provider compensated other than through reportable wages (as an Employee) paid by the Employer (any such Person, a "Contingent Worker"), and no Contingent Worker has been improperly excluded from any Plan. Neither the Company nor any of its Subsidiaries has any leased employees within the meaning of Section 414(n) of the Code. There is no agreement of any kind which restricts the Employer, the Company or any of its Subsidiaries from selling, transferring, relocating, closing, or terminating any of its operations or facilities or employees. The Employer has maintained workers’ compensation coverage as required by applicable Law through the purchase of insurance and not by self-insurance or otherwise. To the Knowledge of the Company, no Employee has any current or immediate plans to terminate his or her employment with the Employer. The Employer has no present intention to terminate the employment of any Employee. To the Knowledge of the Company, no current Employee or Consultant is in violation of any term of any employment contract, non-disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer or other Person relating to the right of such Employee or Consultant to be employed or engaged by the Employer or the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Employer or the Company or any of its Subsidiaries or to the use of trade secrets or proprietary information of others. Each current Employee is lawfully authorized to work in the United States in the position held. The Employer has current Forms I-9 for all Employees who work in the United States and has complied in all material respects with required processes with respect to obtaining such Forms I-9. Section 5.21 Employee Benefits. (a) Section 5.21(a) of the Company Disclosure Schedule lists all material Plans. No Plan is established or maintained outside the jurisdiction of the U.S. or for the benefit of any Employees, Consultants, or other individual service providers of the Employer or the Company who reside or work outside of the U.S. (b) With respect to each material Plan, the Company has made available to Buyer true and complete copies, to the extent applicable, of: (i) the Plan document (or, if such document is not written, a written summary of the material terms), the trust agreement, and any amendments thereto, (ii) the most recent summary plan description and summary of any material modification thereto, (iii) for any Plan intended to be qualified under Section 401(a) of the Code ("Qualified Plan"), the most recent determination, advisory or opinion letter, if any, issued by the Internal Revenue Service and any pending request for such a letter, and (iv) all material correspondence with Employees within the past three (3) years regarding any Plan. (c) Each Qualified Plan has been maintained and administered in material compliance with its terms and with the requirements of applicable Law, including the Code and ERISA. (d) Each Qualified Plan is and at all times has been so qualified, and, along with each related trust intended to be exempt from federal income taxation under Section 501(a) of the Code, 36 has received a favorable determination letter or, if applicable, opinion or advisory letter, from the Internal Revenue Service as to its qualification, and, to the Knowledge of the Seller, nothing has occurred that could reasonably be expected to adversely affect such qualification. (e) All contributions, payments, premiums or benefits that have become due from the Employer or the Company or any of its Subsidiaries under any Plan with respect to the Business or the Employes have been paid to or in respect of each such Plan. (f) None of the Employer, the Company or any of their ERISA Affiliates has ever maintained, been a participating employer in, contributed to, or has or has had any Liability in connection with the Business or the Employees with respect to (i) any Plan that is or was subject to Title IV of ERISA, Section 142 of the Code, or Section 302 of ERISA; (ii) a multiemployer plan, within the meaning of Section 3(37)(A) of ERISA; or (iii) an employee benefit plan subject to Section 413(c) of the Code or a "multiple employer welfare arrangement" within the meaning of Section 3(4) of ERISA. Neither the Company nor any ERISA Affiliate has incurred any Liability in connection with any withdrawal under Section 4203 or 4205 of ERISA, nor does the Company or, to the Knowledge of the Seller, any ERISA Affiliate have any potential Liability in connection with any withdrawal under Section 4203 or 4205 of ERISA. There is no Lien pursuant to Sections 303(k) or 4068 of ERISA or Section 430(k) of the Code in favor of, or enforceable by the Pension Benefit Guaranty Corporation or any other entity with respect to, any assets of the Company. (g) No Plan provides or has ever provided for medical, life insurance, or other welfare benefits to any Employee, or any spouse or dependent of any such Employee, beyond retirement or other termination of employment (other than as required under Code Section 4980B or similar state Law) and the Company has never promised (whether in oral or written form) to provide such post-termination benefits. (h) No Plan is under audit, examination, hearing or investigation by the Internal Revenue Service, the U.S. Department of Labor or any other Governmental Authority and, to the Knowledge of the Company, no such audit, examination, hearing or investigation is threatened. (i) There are no pending or, to the Knowledge of the Seller, threatened Claims involving the Business or an Employee with respect to any Plan or the assets or any fiduciary thereof (in that Person's capacity as a fiduciary of such Plan), other than ordinary course claims for benefits brought by participants or beneficiaries. (j) Except as set forth in Section 5.21(j) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent events or the passage of time) will: (i) result in any payment becoming due to any Employee; (ii) increase any benefit under any Plan with respect to any Employee; or (iii) result in the acceleration of the time of payment, vesting or funding of, or other enhancement of rights in respect of, any benefit under any Plan with respect to any Employee. (k) The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent

37 events or the passage of time) constitute an Event under any Plan in effect as of the date hereof, or any employee benefit plan, agreement or arrangement that, had it been in effect as of the date hereof, would be a Plan that will or may result in the payment of any amount that may be deemed an "excess parachute payment" under Section 280G of the Code with respect to any Employee, Consultant, or other service provider to the Company (whether or not such payment is considered to be reasonable compensation for services rendered). There is no Contract to which the Company is a party or by which it is bound to compensate any Employee or other service provider for Taxes paid pursuant to Section 409A or 4999 of the Code. Section 5.22 Tax Matters. (a) Each of the Company and Seller has timely filed all Tax Returns filed or required to be filed by or with respect to the Company pursuant to applicable laws, each such Tax Return has been prepared in substantial compliance with all applicable laws, and all such Tax Returns are accurate, correct, and complete. Each of the Company and Seller has timely paid all Taxes due and payable by or with respect to the Company (whether or not shown or required to be shown on any Tax Return). No claim has ever been made by an authority in a jurisdiction where the Company or Seller does not file Tax Returns that the Company or Seller is or may be subject to taxation by that jurisdiction. (b) Other than as is set forth in Section 5.22 of the Company Disclosure Schedule, none of the properties or assets of the Company is or at the Closing Date will be encumbered by any Liens (other than Permitted Liens) and there are no grounds for the assertion or assessment of any Liens against any of the properties or assets of the Company in respect of any Taxes (other than Permitted Liens). (c) There is no Claim, Litigation, assessment, audit or similar event pending or, to the Knowledge of the Company, threatened with respect to any Tax or Tax Return relating to the Company or any of the Company's assets or activities. (d) Neither the Company nor Seller has received from any Taxing Authority (including jurisdictions where the Company does not file Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against the Company or Seller, or (iii) request for information relating to Tax matters. (e) Neither the Company nor Seller has waived, extended, or requested or agreed to extend any applicable statute of limitations relating to any Tax assessment or deficiency of the Company or Seller, or agreed to any extension of time for filing any Tax Return of the Company or Seller which Tax Return has not been filed. (f) All material Taxes that the Company has been required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper Taxing Authority, including any such Taxes required to be collected or withheld with respect to any Employee, independent contractor, creditor, stockholder or other party. The Company has not received any reports or other written assertions by agents of any Taxing Authority of any deficiencies or other Liabilities for Taxes with respect to taxable periods for which the limitations 38 period has not run. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. (g) Neither the Company nor Seller has distributed stock or other membership interests of another Person or had its stock or other membership interests distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or 361. (h) Neither the Company nor Seller has engaged in any "listed transaction" as defined in Code Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4(b)(2). (i) Neither Buyer nor the Company will be required to include any item of income in, or exclude any item of deduction from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or before the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-United States Tax law) executed on or before the Closing Date, (iv) intercompany transaction occurring at or prior to the Closing or excess loss account in existence at the Closing described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or non-United States Tax law), (v) installment sale or open transaction disposition made on or before the Closing Date, (vi) prepaid amount received or deferred revenue accrued on or before the Closing Date, or (vii) election by the Company under Code Section 108(i) (or any corresponding provision of state or local law). (j) The Company is not party to or bound by any Tax allocation, sharing, indemnity or similar agreement. No power of attorney granted by the Company with respect to any Taxes is currently in force. (k) The Company has never been, nor will be at the Closing, a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). (l) Neither the Company nor Seller has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-United States law), as a transferee or successor, by contract or otherwise. (m) Other than as is set forth in Section 5.22(m) of the Company Disclosure Schedule, the Company is not subject to Tax in any jurisdiction (including but not limited to non-U.S. jurisdictions) other than its place of incorporation or formation by virtue of (i) having a permanent establishment or other place of business or (ii) having a source of income in that jurisdiction. (n) The Company is an entity disregarded as separate from its owner pursuant to Treasury Regulations § 301.7701-2(c)(2)(i). (o) The Company has not entered into any Tax Incentive Agreements. 39 (p) Notwithstanding anything to the contrary set forth herein: (i) other than the representations contain in Section 5.22(i), such representations and warranties (and any claims based thereon) shall be limited to Taxes attributable to taxable periods ending on or prior to the Closing Date; (ii) the representations and warranties set forth in this Section 5.22, constitute the sole and exclusive representations and warranties with respect to Tax matters; and (iii) such representations and warranties (and any claims based thereon) shall in no event include the existence, amount or usability of the Tax attributes of the Company for taxable periods (or portions thereof) beginning after the Closing Date (such as net operating loss carryforward, capital loss carryforward, credits or Tax credits carryforwards or similar attributes). Section 5.23 Bank Accounts; Powers of Attorney. Section 5.23 of the Company Disclosure Schedule sets forth a true and complete list of (a) all bank accounts or safe deposit boxes under the control or for the benefit of the Company or any of its Subsidiaries, (b) the names of all Persons authorized to draw on or have access to such accounts and safe deposit boxes and (c) all outstanding powers of attorney or similar authorizations granted by the Company or any of its Subsidiaries. Section 5.24 Customers and Suppliers. (a) Section 5.24(a) of the Company Disclosure Schedule sets forth a true and complete list of the ten (10) largest customers of the Company and its Subsidiaries, determined by dollar volume of sales, for the twelve (12) months ended February 3, 2024, and for the period commencing on February 4, 2024 and ending on November 27, 2024 (collectively, the "Top Customers"). (b) Section 5.24(b) of the Company Disclosure Schedule sets forth a true and complete list of the ten (10) largest suppliers of the Company and its Subsidiaries, determined by dollar volume of purchases, for the twelve (12) months ended February 3, 2024, and for the period commencing on February 4, 2024 and ending on November 27, 2024 (collectively, the "Top Suppliers"). (c) During the last twelve (12) months, there has been no termination, cancellation or threatened in writing termination or cancellation of or limitation of, or any material adverse modification or change in the business relationship between the Company or any of its Subsidiaries and any of the Top Customers or Top Suppliers, as applicable. There is no outstanding material dispute with any Top Customer or Top Supplier. Section 5.25 Product Warranties; Product Liabilities. (a) Other than as set forth in the Company’s standard Terms of Service and Refund Policy, neither the Company nor any of its Subsidiaries has made any express warranty or guarantee with respect to the Products. Each such Product complies in all material respects with any applicable Law, applicable government requirements, guidance, contractual commitments and express warranties, and neither the Company nor its Subsidiaries has any material Liability or material obligations for damages in connection therewith. (b) There is no material Claim pending or, to the Knowledge of the Company, threatened in connection with any product liability arising in connection with the Products, and no 40 Governmental Authority has commenced, or, to the Knowledge of the Company, threatened to initiate any Litigation or requested the recall of any Products, or commenced, or, to the Knowledge of the Company, threatened to initiate any Litigation to enjoin the manufacture, fabrication, advertising, distribution or development of any of the Products. Neither the Company nor its Subsidiaries has undertaken any voluntary recall of any Product where such recall was caused by an act or omission of the Company or its Subsidiaries. Section 5.26 Accounts Receivable; Inventory. (a) All accounts receivable reflected on the Interim Balance Sheet represent bona fide, current and valid obligations arising from sales actually made or services actually performed in the ordinary course of business, subject to any reserves adequately reflected in the Interim Balance Sheet. Since the Balance Sheet Date, the Company has not received written notice from any obligor of any accounts receivable that such obligor is refusing to pay or contesting payment. (b) All of the inventories set forth on the Interim Balance Sheet or acquired after the Balance Sheet Date (i) consist solely of materials and goods of a quality and quantity which are usable or saleable in the ordinary course of business carried on by the Company and its Subsidiaries as presently conducted, net of any reserve for excessive or obsolete inventories reflected on the Interim Balance Sheet, (ii) were acquired in the ordinary course of business, (iii) are owned free and clear of any Liens (other than Permitted Liens), and (iv) have been valued in a manner consistent with the Company’s historical practices (including, without limitation, the method of computing overhead and other indirect expenses applied to inventory), and in accordance with GAAP. Section 5.27 Insurance. Section 5.27 of the Company Disclosure Schedule sets forth a list of all current insurance policies or binders maintained by the Company or an Affiliate of the Company and relating to the assets, business, equipment, properties, operations, employees, officers and directors of the Company, including any self-insurance or retention arrangement (collectively, the “Insurance Policies”). The Insurance Policies are in full force and effect and all premiums currently due on such Insurance Policies have been paid. The Insurance Policies are sufficient for the Company and the Business to comply with all material obligations to third parties with respect to insurance and any insurance requirements under applicable Laws. The Company and Seller have materially complied with all of the terms and conditions of the Insurance Policies. No notice of cancellation or non-renewal or of significant premium increases has been received with respect to any Insurance Policy. During the past three (3) years, the Company has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance. No material claims by or with respect to the Company are pending under any of the Insurance Policies as to which coverage has been denied in writing by the underwriters of such policies. Section 5.27 of the Company Disclosure Schedules contains a summary of the Company’s loss experience under each Insurance Policy since January 1, 2021. Section 5.28 No Other Representations and Warranties. Notwithstanding any provision of this Agreement to the contrary, except for the representations and warranties contained in Article IV and Article V (including the related portions of the Company Disclosure Schedule) and the representations and warranties expressly made by the Seller or the Company in any of the

41 Ancillary Agreements, neither Seller nor the Company or any of its Subsidiaries nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, the Company or any of its Subsidiaries, including any representation or warranty with respect to Seller, the Company or any of its Subsidiaries or any other Person or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Buyer, or any of its respective Affiliates or Representatives of any documentation, forecasts, projections or other information with respect to any one or more of the foregoing, and all other representations and warranties, whether express or implied, are expressly disclaimed. ARTICLE VI. Representations and Warranties of Buyer Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date as follows: Section 6.1 Organization and Power. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has full power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Section 6.2 Authorization. Buyer has duly authorized the execution and delivery of this Agreement and the Ancillary Documents to which it is a party and the performance of its obligations hereunder and thereunder. Section 6.3 Enforceability. This Agreement and each of the Ancillary Documents to be executed and delivered at the Closing by Buyer constitute, or when executed and delivered will constitute, the valid and legally binding agreements of Buyer, enforceable against Buyer in accordance with their terms, subject to bankruptcy, insolvency, reorganization and any other Laws of general applicability relating to or affecting creditors' rights and to general equity principles, as applicable. Section 6.4 No Violation. The execution and the delivery by Buyer of this Agreement and the Ancillary Documents, the performance by Buyer of its obligations hereunder or thereunder, the consummation of the transactions contemplated hereby and thereby that are required to be performed by Buyer, and compliance with the terms of this Agreement and the Ancillary Documents do not and will not conflict with or violate (a) any provision of the organizational documents of Buyer or (b) any Law applicable to Buyer or by which its respective properties is bound or affected, in any material respect, except, in the case of clause (b), for any such conflict, violation, default, termination, forfeiture or other occurrence which would not prevent or materially delay Buyer from performing its obligations under this Agreement or the Ancillary Documents. Section 6.5 Litigation. There is no Litigation pending or, to the Knowledge of Buyer, threatened against Buyer that would reasonably be expected to prevent or materially delay Buyer from carrying out its obligations under this Agreement, the Ancillary Documents or the 42 transactions contemplated hereby or thereby. Buyer is not subject to any Order that would reasonably be expected to materially adversely affect the ability of Buyer to carry out its obligations under this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby. Section 6.6 Governmental Authorizations and Consents. No Governmental Consent is required from any Person pursuant to applicable Law (a) in connection with the transactions contemplated by this Agreement or any Ancillary Documents, or (b) which is otherwise necessary to permit Buyer to perform its obligations under this Agreement or the Ancillary Documents, which, if not made or obtained, would prevent or materially delay Buyer from performing its obligations hereunder or thereunder. Section 6.7 Sufficiency of Funds. Assuming no breach or default of this Agreement by Seller, at the Closing, Buyer (i) will have sufficient funds available to pay the Purchase Price payable at the time of the Closing, (ii) will have the resources and capabilities (financial or otherwise) to perform its obligations hereunder; and (iii) will not have incurred any obligation, commitment, restriction or liability of any kind, absolute or contingent, present or future, which would materially impair or materially adversely affect its ability to perform its obligations hereunder and under the Ancillary Agreements to be performed at the Closing. Section 6.8 Acknowledgement. With respect to the Business, the Company Interests and the transactions contemplated by this Agreement and the Ancillary Agreements, Buyer has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller, the Company or any of their respective Affiliates or Representatives or by any other Person representing or purporting to represent Seller or the Company that are not expressly set forth in Article IV or Article V of this Agreement, or in the Ancillary Agreements (including the Schedules and Exhibits hereto and thereto). Buyer acknowledges that neither Seller nor the Company or any of its Subsidiaries nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, the Company or any of its Subsidiaries, including any representation or warranty with respect to Seller, the Company or any of its Subsidiaries or any other Person or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Buyer, or any of its respective Affiliates or Representatives of any documentation, forecasts, projections or other information with respect to any one or more of the foregoing, and that all other representations and warranties, whether express or implied, are expressly disclaimed. ARTICLE VII. Covenants Section 7.1 Conduct of the Company. (a) During the period from the date of this Agreement through the earlier of the termination of this Agreement in accordance with its terms, and the Closing Date, except as (i) otherwise expressly contemplated by this Agreement, (ii) otherwise consented to by Buyer, in writing or (iii) set forth in Section 7.1 of the Company Disclosure Schedule, Seller shall cause the Company and its Subsidiaries to, and the Company shall and shall cause its Subsidiaries to (w) 43 conduct its business and operations only in the ordinary course of business consistent with past practice, (x) use commercially reasonable efforts to maintain its assets and properties and to preserve its current relationships with customers, employees, suppliers and others having business dealings with it, and (y) use commercially reasonable efforts to preserve the goodwill and ongoing operations of the Business. (b) Without limiting the generality of the foregoing, except as otherwise expressly contemplated by this Agreement, as set forth in Section 7.1 of the Company Disclosure Schedule, or as otherwise consented to by Buyer, in writing, during the period from the date of this Agreement through the earlier of the termination of this Agreement and the Closing Date, Seller shall cause the Company not to, and the Company shall not and shall cause its Subsidiaries not to: (i) declare, accrue, set aside or pay any non-cash dividend or make any other non-cash distribution in respect of any of its Equity Securities or repurchase, redeem or otherwise reacquire any such Equity Securities other than for cash; (ii) sell, issue, grant, authorize the issuance of, split, combine, redeem or reclassify, or purchase or otherwise acquire any (x) Equity Securities of the Company or its Subsidiaries, (y) option or right to acquire any Equity Securities of the Company or its Subsidiaries, or (z) instrument convertible into or exchangeable for any Equity Securities of the Company or its Subsidiaries; (iii) modify or amend any of the organizational documents of the Company or any of its Subsidiaries; (iv) amend, renew, terminate or waive any Material Contract or any provision thereof, other than in the ordinary course of business consistent with past practice; (v) enter into any Contract that purports to limit, curtail or restrict the kinds of businesses in which it or its existing or future Affiliates may conduct their respective businesses, or the Persons with whom it or its existing or future Affiliates can compete or to whom it or its existing or future Affiliates can sell products or deliver services or the Person or class of Persons it may solicit for employment, or the acquisition of any business; (vi) acquire (x) by merging or consolidating with, or by purchasing Equity Securities in or substantial portion of the assets of, or by any other means, any Person or division thereof or (y) any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice; (vii) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Company; (viii) divest, sell, transfer, lease, license, pledge or otherwise dispose of, or permit a Lien on any asset of the Company, other than the sales of products or services in the ordinary course of business consistent with past practice; 44 (ix) change its fiscal year or its accounting policies or procedures except to the extent required to conform with GAAP; (x) make any capital expenditure with respect to the Company in excess of one hundred thousand dollars ($100,000) in the aggregate; (xi) increase or make any change in the rate of annual or other compensation, commission opportunities, bonus opportunities, or other direct or indirect remuneration payable, or agree to pay, conditionally or otherwise, any bonus, incentive, retention, change in control payment or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any Employee, Consultant, or other individual service provider, except (A) in connection with across-the-board promotions or periodic reviews of employees (but not directors or officers) in the ordinary course of business consistent with past practice and (B) to the extent required by the terms of any Plan, Consultant Agreement or Employee Agreement disclosed in Section 5.20 or Section 5.21(a) of the Company Disclosure Schedule; (xii) terminate Employees in such numbers as would trigger any Liability under the WARN Act; (xiii) file or cause to be filed any Tax Return with respect to the Company, amend any Tax Return, enter into any closing agreement, make, change or revoke any Tax election, adopt or change any Tax method of accounting, change its Tax year, settle or compromise any Tax audit, Litigation, other proceeding or assessment, surrender any right to claim a refund of Taxes, agree to extend or waive the statute of limitations in respect of any Taxes or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, or fail to comply with any obligation or requirement under any Tax Incentive Agreement (including any requirement relating to employment, wages or maintenance of operations); (xiv) abandon, disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any Company Intellectual Property, Company IT Asset or Company Intellectual Property Contract, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect its interest in the Company Intellectual Property, Company IT Assets and Company Intellectual Property Contracts; (xv) grant to any Person any license with respect to any Company Intellectual Property or Company IT Asset, except non-exclusive licenses granted in connection with the sale or license of Company products in the ordinary course of business consistent with past practice, or enter into any covenant not to sue with respect to any Company Intellectual Property or Company IT Asset; or (xvi) authorize, agree, resolve or consent to any of the foregoing.

45 Section 7.2 Certain Tax Matters. (a) (i) Seller shall prepare and timely file all Pre-Closing Tax Period Tax Returns of or with respect to the Company and its Subsidiaries that are required to be filed prior to the Closing Date, and shall timely pay all Taxes reflected as due with respect to such Tax Returns. Such Tax Returns shall be prepared in a manner that is consistent with past procedures, customs and practices of the Company. Seller shall provide Buyer with a copy of any such Tax Return not less than thirty (30) days before such Tax Return is expected to be filed and will permit Buyer to review and approve (which approval shall not be unreasonably withheld, conditioned or delayed) such Tax Return prior to the filing thereof. Seller shall consider in good faith any reasonable comments made by Buyer with respect to such Tax Return prior to filing. (ii) Buyer shall prepare or cause to be prepared, and timely file or cause to be timely filed, all Pre-Closing Tax Period Tax Returns of the Company and its Subsidiaries (other than the Tax Returns referred to in Section 7.2(a)(i)) and shall pay or cause to be paid all Taxes reflected as due on such Tax Returns. Seller shall pay to Buyer, not later than five (5) Business Days before such Taxes are due, the amount of such Taxes payable by Buyer or the Company pursuant to this Section 7.2(a)(ii). Such Tax Returns shall be prepared in a manner that is consistent with past procedures, customs and practices of the Company. Buyer shall provide Seller with a copy of any such Tax Return not less than thirty (30) days before such Tax Return is expected to be filed and will permit Seller to review and approve (which approval shall not be unreasonably withheld, conditioned or delayed) such Tax Return prior to the filing thereof. Buyer shall consider in good faith any reasonable comments made by Seller with respect to such Tax Return prior to filing. (iii) Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns of the Company and its Subsidiaries that relate to any Straddle Period and shall pay or cause to be paid the Taxes reflected as due on such Tax Returns. Seller shall pay to Buyer, no later than five (5) Business Days before such Taxes are due, the Pre-Closing Date Share of any such Taxes. Such Tax Returns shall be prepared in a manner that is consistent with past procedures, customs and practices of the Company. Buyer shall provide Seller with a copy of any such Tax Return not less than thirty (30) days before such Tax Return is expected to be filed and will permit Seller to review and approve (which approval shall not be unreasonably withheld, conditioned or delayed) such Tax Return prior to the filing thereof. Buyer shall consider in good faith any reasonable comments made by Seller with respect to such Tax Return prior to filing. (b) Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by any party, in connection with (i) the filing of Tax Returns pursuant to this Section 7.2, (ii) any other Tax Returns required to be filed in connection with the transactions contemplated hereby, and (iii) any Tax Contest. Such cooperation shall include the retention and (upon the other party's request) the provision of Business Records and information reasonably relevant to any such Tax Return or Tax Contest and making Employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller shall (A) retain all Business Records with respect to Tax matters pertinent to the Company and its Subsidiaries respective assets or activities, as applicable, relating to any taxable period beginning 46 before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and abide by all record retention agreements entered into with any Taxing Authority, and (B) give the other party reasonable written notice prior to transferring, destroying or discarding any such Business Records and, if the other party so requests, Buyer or Seller, as the case may be, shall allow the other party to take possession of such Business Records. The Company and Seller acknowledge that no provision of this Agreement requires Buyer to provide any party any right to access or review any Tax Return or Tax work papers of Buyer or any Affiliate thereof (other than the Company and its Subsidiaries). (c) The Purchase Price and any other amounts properly included in the “amount realized” for Tax purposes (collectively, the "Tax Consideration") shall be allocated among the assets of the Company and its Subsidiaries for Tax purposes in accordance with Section 1060 of the Code and the Treasury Regulations thereunder (and any other applicable provisions of Tax Law) in accordance with the methodology described in Section 7.2(c) of the Company Disclosure Schedule (the "Allocation Methodology"). Buyer shall prepare or cause to be prepared a statement setting forth a proposed allocation of the Tax Consideration in accordance with the Allocation Methodology (the "Allocation Statement") and shall deliver it to Seller within ninety (90) days after the Purchase Price is finally determined. Seller shall provide any comments on the Allocation Statement to Buyer in writing within thirty (30) days after receipt of the Allocation Statement, and the parties hereto shall cooperate in good faith to resolve any disagreement with respect to the Allocation Statement. The parties shall, and shall cause their Affiliates to, file all Tax Returns in a manner consistent with the Allocation Statement, except as required by a final determination as described in Section 1313(a) of the Code. (d) Seller shall be responsible for and shall pay all Transfer Taxes. Seller shall timely prepare all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and shall provide a draft copy of such Tax Returns and other documentation to Buyer at least ten (10) days prior to the due date for such Tax Returns for Buyer's review and comment. Seller shall timely file, or cause to be timely filed, all such Tax Returns, and Buyer shall reasonably cooperate with Seller as may be necessary to effectuate such filings, and, if required by applicable Law, Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. (e) All Tax sharing, indemnification or allocation agreements or similar Contracts with respect to or involving the Company or its Subsidiaries shall be terminated no later than the Closing Date and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any Liability thereunder. The Company and its Subsidiaries and Seller shall take all actions necessary to terminate such Contracts prior to Closing. (f) Following the Closing, Seller shall have the right to control the conduct of any Tax Contest involving the Taxes of the Company with respect to any Pre-Closing Tax Period, provided, however, that Seller shall (i) keep Buyer reasonably informed with respect to such Tax Contest, (ii) consider in good faith Buyer's comments to Seller regarding the conduct of or positions taken in such Tax Contest, and (iii) with respect to any such Tax Contest that will result in a material adverse effect to Buyer, not enter into any settlement or compromise of such Tax Contest without 47 the prior written consent of Buyer, which consent shall not be unreasonably conditioned, delayed, or withheld. (g) Notwithstanding anything herein to the contrary, prior to the Closing, the Company shall make all Tax payments, including all estimated Tax payments that would be made in the ordinary course of business or be required by Law. (h) Seller shall not make, or permit any of its Affiliates (including the Company) to make, any election under Treasury Regulations § 301.7701-3 (or any analogous or similar state or local Law or regulation), as a result of which the Company would not be treated as an entity disregarded as separate from its owner pursuant to Treasury Regulations § 301.7701-2(c)(2)(i) (or any analogous or similar state or local Law or regulation). (i) Buyer, the Company, Seller and their respective Affiliates all agree that, for U.S. federal and applicable state income Tax purposes, the purchase of the Company Interests shall be treated as a taxable purchase by Buyer, and taxable sale by the Seller, of the Company's assets (the "Intended Tax Treatment"). The Parties shall, and shall cause their Affiliates to, file all Tax Returns in a manner consistent with the Intended Tax Treatment, except as required by a final determination as described in Section 1313(a) of the Code. Section 7.3 Access to Information Prior to the Closing. During the period from the date hereof through the earlier of the termination of this Agreement in accordance with its terms and the Closing Date, the Company shall give Buyer and its authorized Representatives reasonable access during regular business hours to all offices, Leased Real Property and Business Records of the Company as Buyer may reasonably request. With respect to any such access or visit, (i) Buyer and its Representatives shall take such action as is deemed necessary in the reasonable judgment of the Company and Seller to schedule such access or visits through a designated officer of the Company and in such a way as to avoid disrupting in any material respect the normal business of the Company and (ii) the Company shall not be required to take any action that would constitute a waiver of the attorney-client or other privilege; provided, however, that with respect to any information that the Company deems privileged in the case of clause (ii), the Company shall use commercially reasonable efforts to take, or cause to be taken, all such alternative actions or things necessary, proper or advisable to make such information available. Section 7.4 Confidentiality. (a) During the period from the date hereof through the earlier of the termination of this Agreement in accordance with its terms and the Closing Date, Buyer shall, and shall cause its controlled Representatives to keep the Confidential Information confidential and not disclose any of it to any Person in any manner whatsoever; provided, however, that Buyer may (i) make any disclosure of the Confidential Information to which Seller gives its prior written consent, (ii) disclose any of the Confidential Information to its controlled Representatives who need to know such information and who are advised of the confidentiality obligations that attach to the Confidential Information (it being agreed that Buyer will be responsible for any violation of the provisions of this Section 7.4(a) by any of its controlled Representatives), and (iii) disclose that information which, on the advice of counsel, is required to be disclosed by Law or pursuant to a demand of any Governmental Authority (which requirement or demand shall not have been caused 48 by any act of Buyer or its controlled Representatives in violation of this Agreement). Notwithstanding the foregoing, in the event that Buyer or any of its controlled Representatives are required to or believe they are required by Law to disclose any of the Confidential Information, such party shall, to the extent legally permissible, provide Seller with prompt written notice of any such requirement so that Seller may seek (at its cost and expense) a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement; provided that, in the event that such protective order or other appropriate remedy or waiver by Seller is not obtained or granted, and Buyer or its controlled Representatives are nonetheless, on the advice of counsel, required by Law to disclose Confidential Information, Buyer or its controlled Representatives may disclose to, or as required by, the applicable Governmental Authority, only that portion of the Confidential Information that such counsel advises is legally required to be disclosed (and any such disclosure shall be made only to such Persons to whom such counsel advises such information is legally required to be disclosed); provided, that Buyer and its controlled Representatives exercise commercially reasonable efforts (at Seller’s cost and expense) to preserve the confidentiality of the Confidential Information, including by reasonably cooperating with Seller to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. (b) Following the Closing, Seller shall, and shall cause its Representatives to, (i) keep the Confidential Information confidential and not disclose any of it to any Person in any manner whatsoever, and (ii) not use the Confidential Information directly or indirectly in any way detrimental to the Company or its Affiliates; provided, however, that Seller may (A) make any disclosure of the Confidential Information to which Buyer gives its prior written consent, (B) disclose any of such information to its Representatives who need to know such information and who are advised of the confidentiality obligations that attach to the Confidential Information (it being agreed that Seller will be responsible for any violation of the provisions of this Section 7.4(b) by any of its Representatives), and (C) disclose that information which, on the advice of counsel, is required to be disclosed by Law or pursuant to a demand of any Governmental Authority (which requirement or demand shall not have been caused by any act of Seller or its Representatives in violation of this Agreement). Notwithstanding the foregoing, in the event that Seller or its Representatives are required to or believe they are required by Law to disclose any of the Confidential Information, such party shall, to the extent legally permissible, provide Buyer with prompt written notice of any such requirement so that Buyer and the Company may seek (at their cost and expense) a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement; provided, that in the event that such protective order or other appropriate remedy or waiver by Buyer is not obtained or granted, and Seller or its Representatives, are nonetheless, on the advice of counsel, required by Law to disclose Confidential Information, Seller or its Representatives may disclose to, or as required by, the applicable Governmental Authority only that portion of the Confidential Information which such counsel advises is legally required to be disclosed (and any such disclosure shall be made only to such Persons to whom such counsel advises such information is legally required to be disclosed); provided that Seller and its Representatives exercise commercially reasonable efforts (at Buyer’s cost and expense) to preserve the confidentiality of the Confidential Information, including by reasonably cooperating with Buyer and the Company to obtain (at Buyer’s cost and expense) an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

49 Section 7.5 Public Announcements. The initial press release regarding this Agreement shall be made on the date hereof or at such other time and in such form as Buyer and Seller agree. If Buyer and Seller cannot agree on the initial press release, then, from the date hereof until the Closing, either such Party shall be permitted to make any disclosure that based on the advice of its counsel is required by Law or the rules or regulations of any exchange to which it is subject; provided that the Party proposing to issue any press release or similar public announcement or communication in compliance with any such disclosure obligations shall use commercially reasonable efforts to consult in good faith with the other Party before doing so. Following the Closing and the initial press release, none of Buyer, the Company, Seller or any of their respective Affiliates shall issue or make any subsequent press release or public statement with respect to this Agreement or the transactions contemplated hereby containing any substantive information in addition to that previously permitted to be disclosed pursuant to this Section 7.5 without the prior consent of Buyer and Seller, except as (a) upon advice of counsel may be required by Law or the rules or regulations of any securities exchange to which it is subject or (b) consistent with any previous internal or external public disclosures regarding this Agreement and the transactions contemplated hereby; provided that the Party proposing to issue any press release or similar public announcement or communication in compliance with any such disclosure obligations shall use commercially reasonable efforts to consult in good faith with the other Party before doing so. Notwithstanding anything herein to the contrary, Seller may, without consultation with or consent of Buyer, disclose any information concerning the transactions contemplated hereby that it deems appropriate in its reasonable judgment, in light of its status as a publicly owned company, including to securities analysts and institutional investors and in press interviews (x) prior to the Closing, to the extent such information is contained in or consistent with a communications plan approved by Seller and Buyer (which approval shall not be unreasonably withheld or delayed) or (y) following the Closing, as determined by Seller in its reasonable business judgment. Section 7.6 Release. Effective as of the Closing, Seller, on behalf of itself and its Affiliates and each of its and their respective officers, directors, managers, employees, agents, heirs, personal representatives, successors and assigns (the "Releasing Parties"), hereby releases, acquits and forever discharges the Company and any and all of its successors and assigns, together with all its present and former directors, officers, employees, agents and Representatives (the "Released Parties"), from any and all Claims, that such Releasing Party ever had, has or may have against any of the Released Parties for, upon, or by reason of any matter, transaction, act, omission or thing whatsoever arising under or in connection with any of the Released Parties, known or unknown, from the beginning of time through and including the Closing Date, other than obligations arising under this Agreement or the Ancillary Documents. Seller, on behalf of itself and the other Releasing Parties, understands the significance of this release of unknown Claims and waiver of statutory protection against a release, on behalf of itself and the other Releasing Parties, of unknown Claims, and acknowledge and agree that this waiver is an essential and material term of this Agreement. Seller, on behalf of itself and the other Releasing Parties, acknowledges that Buyer will be relying on the waiver and release provided in this Section 7.6 in connection with entering into this Agreement and that this Section 7.6 is intended for the benefit of, and to grant third party beneficiary rights to each Released Party to enforce this Section 7.6. 50 Section 7.7 Employee Matters. (a) Buyer shall make offers of employment, which shall be contingent on the Closing, to those Employees set forth on Schedule 7.7 who are active Employees on the Closing Date (including anyone absent due to vacation, holiday, bereavement, jury duty leave or any similar short-term absence that does not affect the Employee’s status as an active employee, but not including any Employee who is on a leave of absence, short-term or long-term disability leave, medical leave, military leave or any similar leave (an "Inactive Employee"). Buyer will not be required to make offers of employment to any Inactive Employee or any active Employee other than those set forth on Schedule 7.7. Employer, Seller and the Company shall cooperate and assist in facilitating Buyer’s offers and will not take any action which would impede, hinder, interfere or otherwise compete with Buyer's effort to hire any Employee. Without limiting the foregoing, each Party shall comply with all applicable Law in connection with the transfer of the Employees to Buyer, including with respect to notice and other procedural requirements. Promptly following the date of the Agreement, Employer will provide any and all information reasonably required by Buyer in order for Buyer to fulfill its obligations under this Agreement with respect to the Employees; provided that Employer shall not be required to provide to Buyer information that is prohibited by applicable Law to be provided; and provided, further, that Buyer shall not be in breach of any obligation hereunder to the extent related to information that Employer has not provided under applicable Law or otherwise. Each Employee who accepts Buyer's offer of employment and commences employment with Buyer shall, as of the effective date of their employment with Buyer (i.e., the date they present themselves for work), be referred to as a "Transferred Employee." Employment of Transferred Employees with Buyer shall be effective as of the Closing, or such later date of commencement of employment, or such other date as is prescribed by applicable Law or an agreement between Seller and Buyer, and such individual shall be deemed to be a Transferred Employee as of such date, and for purposes of this Agreement, such date shall be substituted for the terms "Closing," and "Closing Date," respectively, except where the context otherwise requires. (b) Buyer shall recognize each Transferred Employee's service with the Employer or its Affiliates prior to the Closing, including service with predecessor employers that was recognized by Employer or its Affiliates, for purposes of determining eligibility to participate and vesting in each employee benefit plan of Buyer, including but not limited to any retirement plans, vacation plans and severance plans, to the extent permitted by applicable Law. Buyer shall use commercially reasonable efforts to provide each Transferred Employee credit for any co- payments, out-of-pocket expenses, and deductibles paid by such Transferred Employee under the Employer's health plans from the beginning of the plan year during which the Closing occurs through the Closing Date. Further, for the year of Closing, Buyer shall cause to be waived all pre- existing condition exclusions and similar limitations, eligibility waiting periods and evidence of insurability requirements under any health and welfare plans offered to each Transferred Employee who accepts an offer of employment from Buyer contemporaneously with the Closing, to the extent permitted by Law and to the extent such exclusions or limitations, waiting periods and insurability requirements were satisfied or waived under a comparable Plan. In addition, Buyer will recognize hours earned while each Transferred Employee is an employee of the Employer from January 1 of the year during which the Closing occurs through the Closing Date to count towards eligibility to allow such Transferred Employee to receive a prorated share of employer contributions under Buyer’s retirement plan(s) based on plan eligible compensation paid by Buyer 51 for the period from and after the Closing Date through the end of the plan year during which the Closing occurs. (c) Effective as of the Closing, the Employer will terminate the employment of any Employee who is offered employment in accordance with Section 7.7(a) above and rejects such offer of employment with Buyer, unless applicable Law restricts or penalizes such termination and the Employer is able to reassign such Employee to another position. (d) Other than as described in Section 7.7(d) of the Company Disclosure Schedule, Transferred Employees will not be eligible for any severance benefits under the terms of any Plan. (e) The Parties agree to cooperate in good faith to determine whether any notification may be required under the WARN Act as a result of the transactions contemplated by this Agreement, provided, however, Buyer shall use its commercially reasonable efforts to hire a sufficient number of Employees so that the Employer shall not be required to give any layoff, closing, or other termination notices or otherwise incur any liability pursuant to the provisions of the WARN Act. The Employer will be responsible for providing any notification that may be required under the WARN Act with respect to any of its employees terminated on or prior to Closing. Buyer will be responsible for providing any notification that may be required under the WARN Act with respect to any Transferred Employees terminated after the Closing Date. (f) No provision of this Section 7.7 shall create any Third Party beneficiary or other rights in any Employee or former employee in respect of continued or resumed employment in the Employer’s business, or with Buyer, and no provision of this Section 7.7 shall create any rights in any such persons in respect of any benefits that may be provided under any plan or arrangement which may be established by Buyer. Nothing contained herein shall be construed as requiring, and the Employer, Seller, the Company, Buyer and their respective Affiliates shall take no action that would have the effect of requiring, the Employer, Buyer, or any of their respective Affiliates to continue any specific benefit plan. The provisions of this Section 7.7 are for the sole benefit of the Parties hereto and their respective Affiliates, and nothing in this Section 7.7, expressed or implied, is intended or shall be construed to constitute an amendment of any Plan or any similar benefit plan of Buyer (or an undertaking to amend any such plan) or other compensation and benefits plan maintained for or provided to Employees, including Transferred Employees, prior to, on or following the Closing. (g) Subject to applicable Law, nothing in this Agreement shall require Buyer to employ any Employee, or any Transferred Employee, on anything other than an at-will basis, terminable at any time with or without cause (in jurisdictions where such a concept is recognized). Section 7.8 Affiliate Arrangements. On or prior to the Closing, the Company shall terminate all Affiliate Arrangements in a manner and on such terms that shall not subject the Company, Buyer or their respective Affiliates to any ongoing obligations or require the Company to make any termination or indemnity or other payments on or after the Closing Date. Section 7.9 Commercially Reasonable Efforts. (a) Subject to the terms and conditions set forth herein and to applicable Law, each of the parties shall cooperate and use its respective commercially reasonable efforts to take, or cause 52 to be taken, such appropriate action, and do, or cause to be done, and assist and cooperate with the other parties in doing, such things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including obtaining all necessary consents, registrations, notices, applications and filings as required by any Governmental Authority or applicable Law or as required by any Contract, lease or agreement, including those disclosed in Section 5.4 and Section 5.5 of the Company Disclosure Schedule. (b) Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall require or obligate Buyer or any of its Affiliates to, and neither the Company nor Seller shall, without the prior written consent of Buyer: (i) in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging any of the transactions contemplated hereby, agree to defend any such action or actions; (ii) commence any Litigation with any Governmental Authority or third party; (iii) commit, agree or otherwise become subject to any restriction, condition, limitation or other understanding on or with respect to the operation of the business of Buyer or any of its Affiliates or the business of the Company; (iv) agree or otherwise be required to license, sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), or divest itself of any business, assets or operations of Buyer or any of its Affiliates or the business of the Company; or (v) except for the License Transfer Fees set forth in Section 7.14, pay or commit to pay any material amount of cash or other consideration, or incur or commit to incur any material Liability or other obligation, in connection with obtaining any authorization, consent, Order, registration or approval. Section 7.10 No Solicitation. Between the date hereof and the Closing Date, Seller and the Company shall not, and each shall cause their respective Affiliates and Representatives not to, directly or indirectly (including by way of providing information regarding the Company or the Business to any Person or providing access to any Person), (a) solicit any offer, proposal or inquiry (oral, written or electronic), or encourage or facilitate the solicitation of any offer, proposal or inquiry (oral, written or electronic) relating to any potential Competing Transaction, (b) participate in, continue or engage in any discussion (other than informing the interested Person that Seller is subject to the exclusivity provisions of this Agreement) or negotiation relating to, furnish any information concerning the Company, or the Business or properties of the Company, with respect to, afford access to its properties, Business Records in connection with, or facilitate in any other manner any effort or attempt by any Person other than Buyer to make or seek, any potential Competing Transaction, or (c) enter into any agreement, arrangement or understanding (oral, written or electronic) relating to any potential Competing Transaction. Seller shall promptly notify Buyer if any such offer or inquiry is received by, any such information is requested from, or any such negotiation or discussion is sought to be initiated or continued with, the Company, Seller or any of their respective Representatives. Upon execution of this Agreement, Seller and the Company shall, and each shall cause its respective Representatives to, immediately cease any existing activities, discussions or negotiations with any Persons (other than Buyer and its Representatives) conducted prior to the date hereof with respect to any of the foregoing. Section 7.11 Non-Competition. During the period commencing at the Closing and ending on the three (3)-year anniversary of the Closing Date, Seller shall not, and shall not permit or cause any of its Affiliates to, directly or indirectly, to (a) engage in or assist others in engaging in the Restricted Business anywhere in the world; (b) have an interest in any Person that

53 engages directly or indirectly in the Restricted Business anywhere in the world in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee, lender, consultant or advisor; or (c) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business, or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, the Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person. Section 7.12 R&W Insurance Policy. Prior to the Closing, Buyer shall (a) bind the R&W Insurance Policy; and (b) pay or cause to be paid all costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commissions and other fees and expenses of such policy. Following the Closing, Buyer shall maintain such policy in full force and effect for the policy period set forth therein. Section 7.13 Lease Guarantees. Seller agrees and covenants that, from and after the Closing Date through the existing term of the Lease (but not any renewals, optional terms or extensions) to which the applicable Lease Guarantee pertains, the Seller shall not, and shall cause its Affiliates not to, amend any Lease Guarantee in any manner adverse to Buyer or any of its Affiliates, or revoke, terminate, or rescind any Lease Guarantee or any obligation supported by any Lease Guarantee. Any such guarantee or other financial assurance obligation shall not expire, terminate, or be cancelled until such time as it is permitted by the express terms of the Lease to which the applicable Lease Guarantee pertains. Seller shall not be required to extend a guarantee or any financial assurance beyond the existing term of the Lease (nor any renewals, optional terms or extensions) to which the applicable Lease Guarantee pertains. Buyer shall indemnify, defend and hold harmless Seller and its Affiliates against, and reimburse Seller and its Affiliates for, all amounts paid, including costs or expenses, in connection with each Lease Guarantee, whether or not any such Lease Guarantee is drawn upon or required to be performed, and shall in any event promptly reimburse Seller and its Affiliates to the extent such Lease Guarantee is called upon and Seller or its Affiliates makes any payment. Section 7.14 Consents. Seller shall use commercially reasonable best efforts, and Buyer shall cooperate with Seller, to give all notices to, and obtain all consents from, all third parties described in Section 7.14 of the Company Disclosure Schedule. Seller shall be solely responsible to pay any other consideration to any third party from whom consent or approval is requested or required, including, without limitation, any assignment fees, transfer fees, or other expenses or costs payable to such third party (collectively, “License Transfer Fees”). ARTICLE VIII. Closing; Conditions to Closing Section 8.1 Deliveries by Seller and the Company. At the Closing, Seller and the Company shall deliver or cause to be delivered to Buyer: (a) certificates representing all of the Company Interests, to the extent such Company Interests are certificated, duly endorsed in blank, free and clear of all Liens and any other 54 instruments of transfer, duly endorsed in blank, and to the extent not certificated, appropriate instruments of transfer, duly endorsed in blank, in each case, in form and substance reasonably satisfactory to Buyer; (b) evidence of the release of any Liens on the Company Interests or the assets of the Company and the release of the Company as a guarantor of any Indebtedness of Seller and its Affiliates duly executed by the holders of all Indebtedness as set forth on Section 8.1(b) of the Company Disclosure Schedule; (c) a certificate of good standing with respect to the Company issued by the Secretary of State of the State of Delaware as of a date not more than five (5) Business Days prior to the Closing Date; (d) a certificate of good standing with respect to Seller issued by the Secretary of State of the State of Delaware as of a date not more than five (5) Business Days prior to the Closing Date; (e) following receipt by Seller of the Closing Consideration Amount, written confirmation that the Closing Consideration Amount has been received; (f) a copy of the Transition Services Agreement, duly executed by Seller; (g) a copy of the resolutions of (i) the Company's board of managers, certified by the secretary or other appropriate officer of the Company as having been duly and validly adopted and being in full force and effect, authorizing the execution and delivery of this Agreement and the Ancillary Documents to which the Company is a party and the performance by the Company of its obligations hereunder and thereunder and (ii) the board of managers (or equivalent body) of Seller, certified by an authorized signatory of Seller as having been duly and validly adopted and being in full force and effect, authorizing the execution and delivery of this Agreement and the Ancillary Documents and the performance by Seller of its obligations hereunder and thereunder; (h) an IRS Form W-9 duly executed by Seller; (i) an officer's certificate, signed by a duly authorized officer of Seller and dated as of the Closing Date, certifying the fulfillment of the conditions set forth in Section 8.4(b), Section 8.4(c) and Section 8.4(d); and (j) such documents of further assurance reasonably necessary and typical for transactions similar to the transactions being consummated at the Closing. Section 8.2 Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller: (a) the Closing Consideration Amount; (b) a copy of the Transition Services Agreement, duly executed by Buyer; 55 (c) an officer's certificate, signed by a duly authorized officer of Buyer and dated as of the Closing Date, certifying the fulfillment of the conditions set forth in Section 8.3(b) and Section 8.3(c); and (d) such documents of further assurance reasonably necessary and typical for transactions similar to the transactions being consummated at the Closing. Section 8.3 Conditions to Seller's Obligations. The obligations of Seller to consummate the transactions contemplated hereby are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Seller): (a) No Injunction. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any legal proceeding or Order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the transactions contemplated hereby. (b) Representations and Warranties. The representations and warranties of Buyer set forth in Section 6.1 (Organization and Power), Section 6.2 (Authorization) and Section 6.3 (Enforceability) shall be true and correct in all respects, as of the date hereof and as of the Closing Date, except that representations and warranties made as of a specified date, shall be measured only as of such specified date. Each of the other representations and warranties made by Buyer contained in this Agreement or in any certificate or other writing delivered by Buyer pursuant hereto shall be true and correct in all material respects, except that any such representation or warranty that includes any qualification as to "material", or "materiality" or "material adverse effect" (or any correlative terms) shall be true and correct in all respects, as of the date hereof and as of the Closing Date, except for representations and warranties made as of a specified date, which shall be measured only as of such specified date. (c) Performance. Buyer shall have performed and complied in all material respects with all the terms, provisions and conditions of this Agreement to be complied with and performed by Buyer at or prior to Closing. (d) R&W Insurance Policy. Buyer shall have obtained and bound the R&W Insurance Policy and paid all costs and expenses in connection therewith. (e) Deliveries. Seller shall have received the deliveries contemplated by Section 8.2. Section 8.4 Conditions to Buyer's Obligations. The obligations of Buyer to consummate the transactions contemplated hereby are subject to the fulfillment at or prior to the Closing of each of the following conditions (any or all of which may be waived in whole or in part by Buyer). (a) No Injunction. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any legal proceeding or Order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the transactions contemplated hereby. 56 (b) Representations and Warranties. (i) The Fundamental Representations shall be true and correct in all respects, as of the date hereof and as of the Closing Date, except those Fundamental Representations made as of a specified date, which shall be measured only as of such specified date, and (ii) each of the other representations and warranties made by Seller contained in this Agreement or in any certificate or other writing delivered by Seller pursuant hereto shall be true and correct in all material respects except that any such representation or warranty that includes any qualification as to "material", "materiality", or "Company Material Adverse Effect" (or any correlative terms) shall be true and correct in all respects as of the date hereof and as of the Closing Date, except for representations and warranties made as of a specified date, which shall be measured only as of such specified date. (c) Performance. Each of the Company and Seller shall have performed and complied in all material respects with all the terms, provisions and conditions of this Agreement to be complied with and performed by such party at or prior to Closing. (d) No Material Adverse Effect. Since the date of this Agreement, there shall not have been a Company Material Adverse Effect. (e) Deliveries. Buyer shall have received the deliveries contemplated by Section 8.1. ARTICLE IX. Survival; Indemnification Section 9.1 Survival. All representations and warranties of Seller and the Company contained in, or arising out of, this Agreement (or any certificate or other documents delivered in connection herewith) shall expire at the Closing, and thereafter no claim may be made against Seller or the Company with respect to, or any suit or other proceeding instituted for, any breach of or inaccuracy in any such representation or warranty, other than in the case of Fraud. All covenants of Seller and the Company to be performed prior to the Closing will expire at Closing, and all post- Closing covenants will survive the Closing for the period expressly specified therein, and if no last date is specified, such post-Closing covenant shall continue in accordance with its terms until fully performed. Any claims asserted in good faith and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved (including through the date that such claim is finally concluded under the R&W Insurance Policy). Section 9.2 Indemnification. (a) From and after the Closing Date and subject to the provisions of this ARTICLE IX, Seller shall indemnify and hold harmless Buyer and its Affiliates (including the Company after the Closing), and its and their respective successors and permitted assigns, as applicable (collectively, the “Buyer Indemnified Parties”), from and against any and all Losses incurred by any or all of them resulting or arising from: (i) any breach of or failure to perform, fulfill or comply, in each case, after the Closing, with any post-Closing covenant of Seller;

57 (ii) any Indebtedness of the Company to the extent not taken into account in connection with the calculation of the Final Closing Consideration Amount; (iii) any unpaid Taxes of the Company for any Pre-Closing Tax Period to the extent not taken into account in connection with the calculation of the final Closing Consideration Amount; (iv) any Plan of Seller; and (v) the Alban v. Creative Genius, LLC matter set forth in Section 5.19 of the Company Disclosure Schedule. (b) From and after the Closing Date and subject to the provisions of this ARTICLE IX, Buyer and the Company shall indemnify and hold harmless Seller and its Affiliates, and its and their respective successors and permitted assigns, as applicable (collectively, the “Seller Indemnified Parties” and together with the Buyer Indemnified Parties, the “Indemnified Parties”), from and against any and all Losses incurred by any or all of them resulting or arising from: (i) any breach or inaccuracy of any of the representations or warranties of Buyer expressly and specifically set forth in ARTICLE VI of this Agreement; provided that, for purposes of determining whether (A) there has been a breach or inaccuracy of such representation or warranty and (B) the amount of any Losses suffered or incurred resulting or arising from any such breach or inaccuracy of any such representation or warranty, any references or qualifications as to “materiality,” “Material Adverse Effect” or words of similar import included therein shall be disregarded; and (ii) any breach of or failure to perform, fulfill or comply, in each case after the Closing, with any post-Closing covenant of Buyer. Section 9.3 Limitations on Liability. (a) With respect to any Losses resulting or arising under Section 9.2(a)(iii), such Losses shall be recoverable: (i) first, from the R&W Insurance Policy to the fullest extent of available coverage thereunder, and (ii) second, to the extent a claim is made under the R&W Insurance Policy and it is finally determined by the insurer (following exhaustion of any administrative appeals process) under the R&W Insurance Policy that such claim is not covered by the R&W Insurance Policy, directly from Seller. (b) Buyer, on behalf of itself and its Affiliates, acknowledges and agrees that (i) the sole and exclusive remedy of Buyer and its Affiliates with respect to any breach of or inaccuracy in any representation or warranty contained in, or arising out of, this Agreement (or any certificate or other documents delivered in connection herewith) shall be claims under the R&W Insurance Policy, and (b) neither Seller nor any of its Affiliates shall have any direct or indirect liability of any kind or nature with respect to the R&W Insurance Policy or any claim thereunder, in each case, other than in the case of Fraud. The foregoing provisions of this Section 9.3(b) shall apply regardless of whether (I) Buyer continues to maintain the R&W Insurance Policy following the Closing; (II) the R&W Insurance Policy is revoked, cancelled or modified in any manner after 58 issuance; (III) any claim made by Buyer under such R&W Insurance Policy is denied by the issuer thereof; or (IV) Buyer fails or refuses to make a claim under such R&W Insurance Policy. Section 9.4 R&W Insurance Policy. Each Party and its Representatives shall reasonably cooperate with the insurer under the R&W Insurance Policy in connection with the defense of any matter which might reasonably constitute a Loss (as defined under the R&W Insurance Policy). The insurer under the R&W Insurance Policy shall have the right to participate in the investigation, defense and settlement of any Third Party Claim (as defined in the R&W Insurance Policy) or other matter reasonably likely to be covered under the R&W Insurance Policy to the extent provided in the R&W Insurance Policy. Section 9.5 Indemnification Procedures. (a) If any Litigation shall be instituted or any claim shall be asserted by any Person not party to this Agreement in respect of any matter that (if true) would give rise to a claim for indemnification under this ARTICLE IX (a “Third-Party Claim”), the Indemnified Party shall promptly cause written notice thereof (a “Claim Notice”) to be delivered to the party from whom indemnification is sought (the “Indemnifying Party”); provided, however, that, so long as such Claim Notice is given within the applicable time period described in Section 9.1, no delay on the part of the Indemnified Party in giving any such Claim Notice shall relieve the Indemnifying Party of any indemnification obligation hereunder unless (and then solely to the extent that) the Indemnifying Party forfeits rights or defenses by reason of such delay or is otherwise prejudiced by such delay. Each Claim Notice shall be in writing and (i) shall describe in reasonable detail such Third-Party Claim, and shall include copies of all material written evidence thereof in the Indemnified Party’s possession or control and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party, and (ii) shall specify the basis of the Indemnified Party’s entitlement to the indemnification being claimed by the Indemnified Party. (b) The Indemnifying Party shall have the right, at its sole option and expense, to be represented by counsel of its choice and to defend against, negotiate, settle or otherwise handle any Third-Party Claim and, if the Indemnifying Party elects to defend against, negotiate, settle or otherwise handle any Third-Party Claim, it shall, within thirty (30) days after notice of the Third- Party Claim (the “Dispute Period”), notify the Indemnified Party of its intent to do so; provided that the Indemnifying Party shall not have the right to assume the defense of any such Third-Party Claim to the extent that (i) the Third-Party Claim relates to or arises in connection with a criminal proceeding (other than a misdemeanor); or (ii) the relief sought by such Third-Party Claim is an injunction or equitable relief against Buyer, the Company or any of their respective Affiliates (and solely to the extent of the Third-Party Claim that relates to such injunction or equitable relief). If the Indemnifying Party elects to defend against, negotiate, settle or otherwise handle any Third- Party Claim, the Indemnified Party may participate (but not control), at its own expense, in the defense of such Third-Party Claim if (A) so requested expressly in writing by the Indemnifying Party to participate or (B) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable. The Indemnified Party and the Indemnifying Party agree to reasonably cooperate with each other in connection with the defense, negotiation or settlement of any such Third-Party Claim, including making available records relating to such 59 Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of- pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim (except to the extent such cooperation would (1) cause the loss of any attorney-client or other similar privilege of the disclosing party, (2) contravene any applicable Law, fiduciary duty or binding agreement applicable to the disclosing party or (3) unreasonably interfere with the business or operations of the disclosing party). Notwithstanding anything in this Section 9.5 to the contrary, in the event that the Indemnifying Party has elected to defend against, negotiate, settle or otherwise handle any Third-Party Claim, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, which consent may not be unreasonably withheld, conditioned or delayed, settle or compromise any Third-Party Claim (each, a “Settlement”); provided, however, that the Indemnifying Party may effect a Settlement without such consent if, with respect to such Settlement, (x) the claimant and such Indemnifying Party provide to such Indemnified Party an unqualified and unconditional release from all liability in respect of the Third-Party Claim on a customary form reasonably acceptable to each applicable Indemnified Party and (y) such Settlement does not impose any liabilities or obligations (financial or otherwise) on the Indemnified Party (including an injunction or other equitable relief). Notwithstanding the foregoing, the Indemnifying Party’s right to participate in the defense of any Third-Party Claim is subject to the rights of the insurer under the R&W Insurance Policy, and each Party and its Representatives shall reasonably cooperate with the insurer under the R&W Insurance Policy in connection with such insurer’s rights to participate in the defense of any Third-Party Claim. (c) If the Indemnifying Party does not undertake within the Dispute Period to defend against a Third-Party Claim, then the Indemnifying Party shall have the right to participate in (but not control) any such defense at its sole cost and expense, but in such case, the Indemnified Party shall control the investigation and defense. If the Indemnified Party has assumed the defense, the Indemnified Party shall not agree to any Settlement without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. (d) Any claim by an Indemnified Party on account of a Loss that does not result from a Third-Party Claim (each, a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or is otherwise prejudiced by such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30)-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to such Direct Claim, and whether and to what extent any amount is payable in respect of such Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case, the Indemnified Party will be free to 60 pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement. ARTICLE X. Termination Section 10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned: (a) at any time, by mutual written agreement of Buyer and Seller; (b) by Buyer, at any time prior to the Closing, if (i) Seller is in breach, in any material respect, of the representations, warranties or covenants made by it in this Agreement, (ii) such breach is not cured within twenty (20) Business Days of written notice of such breach from Buyer (to the extent such breach is curable) and (iii) such breach, if not cured, would render the conditions set forth in Section 8.4(b) or Section 8.4(c) incapable of being satisfied; provided, however, that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 10.1(b) if there has been a violation or breach of this Agreement by Buyer that has prevented or would prevent satisfaction of any conditions set forth in Section 8.3; (c) by Seller, at any time prior to the Closing, if (i) Buyer is in breach, in any material respect, of the representations, warranties or covenants made by it in this Agreement, (ii) such breach is not cured within twenty (20) Business Days of written notice of such breach from Seller (to the extent such breach is curable) and (iii) such breach, if not cured, would render the conditions set forth in Section 8.3(b) or Section 8.3(c) incapable of being satisfied; provided, however, that Seller shall not be entitled to terminate this Agreement pursuant to this Section 10.1(c) if there has been a violation or breach of this Agreement by the Company or Seller that has prevented or would prevent satisfaction of any conditions set forth in Section 8.4; (d) by Buyer or Seller, at any time after February 28, 2025 (the "End Date") if the Closing shall not have occurred on or prior to such date; provided that the right to terminate this Agreement under this Section 10.1(d) shall not be available to such party if the action or inaction of such party or any of its Affiliates has been a principal cause of or resulted in the failure of the Closing to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement; or (e) by Buyer or Seller if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order, or refused to grant any required consent or approval, that has the effect of making the consummation of the transactions contemplated by this Agreement illegal or that otherwise prohibits the consummation of transactions contemplated by this Agreement and such Law, Order or other action shall have become final and non-appealable. Section 10.2 Procedure Upon Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby, written notice thereof shall be given by a terminating party to the other parties, and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the parties.

61 Section 10.3 Effect of Termination. If this Agreement is validly terminated pursuant to Section 10.1, then: (a) Buyer on the one hand, and Seller on the other hand, shall promptly cause to be returned to Seller or Buyer, as applicable, or cause the destruction of, all documents and information obtained in connection with this Agreement and the transactions contemplated hereby and all documents and information obtained by either party in connection with Buyer's investigation of the Company, including any copies made by or supplied to Buyer, Seller or any of their respective Representatives of any such documents or information. Notwithstanding the foregoing, one copy of such documents or information may be retained by each of Buyer and Seller's external legal counsel for evidentiary purposes in the case of any legal proceedings or threatened legal proceedings relating to this Agreement or any of the transactions contemplated hereby; and each of Buyer and Seller need not delete from its electronic archival systems any information archived in an integrated fashion with other, unrelated information of Buyer or Seller, as applicable, as long as Buyer and Seller make no effort to retrieve such archived information. (b) No party shall have any duties or obligations to the other parties hereto after the date of such termination and none of the parties will have any further liability hereunder; provided, however, (i) except as provided in Section 10.4, no such termination shall relieve any party from Liability for any Fraud or Willful Breach by that party, and (ii) Section 7.5, this Section 10.3, Section 10.4 and Article XI shall remain in full force and effect and survive any termination of this Agreement (together with any corresponding defined terms) in accordance with their respective terms. For purposes of this Agreement, the term "Willful Breach" means a breach of a covenant or other agreement set forth in this Agreement that is a consequence of an act or failure to act by the breaching party with the actual knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, cause a breach of this Agreement. Section 10.4 Exclusive Remedy. From and after the date of this Agreement until the Closing, the sole and exclusive remedy of each party in the event of a breach (including any Willful Breach) of any representation, warranty, covenant or agreement set forth in this Agreement by another party will be (i) termination of this Agreement in accordance with Section 10.1 and pursuit of the post-termination remedies permitted under Section 10.3, or (ii) specific performance in accordance with Section 11.11. For the avoidance of doubt, while Seller may seek specific performance in accordance with Section 11.11 in no circumstance shall Seller be permitted or entitled to receive (A) payment of monetary damages prior to the termination of this Agreement, or (B) both a grant of specific performance to cause the consummation of the transactions contemplated by this Agreement and payment of any monetary damages. ARTICLE XI. Miscellaneous Section 11.1 Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, whether or not the transactions contemplated hereby or thereby are consummated. 62 Section 11.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) as of the date delivered, if delivered personally, (b) on the date the delivering party receives confirmation of good transmission, if delivered by facsimile or E-mail (in which case, it will be effective upon receipt of confirmation of good transmission, excluding automatic acknowledgements of receipt), or (c) as of the date delivered, if sent by overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.2): If to Seller: Vera Bradley Holdings, LLC c/o Vera Bradley, Inc. 12420 Stonebridge Road Roanoke, Indiana 46808 Attn: Chief Administrative & Legal Officer – Mark Dely Fax: (260) 484-2278 E-mail: mdely@verabradley.com With a copy (which shall not constitute notice) to: Ice Miller LLP One American Square, Suite 2900 Indianapolis, Indiana 46282-0200 Attn: Stephen J. Hackman Fax: (317) 236-2219 E-mail: stephen.hackman@icemiller.com If to Buyer: Project Aster Acquisition, LLC c/o CriticalPoint Capital, LLC 2101 Rosecrans Avenue, Suite 4255 El Segundo, CA 90245 Attn: Brad Holtmeier E-mail: bholtmeier@criticalpoint.com With a copy (which shall not constitute notice) to: Cypress, LLP 1925 Century Park East, Suite 1700 Los Angeles, CA 90067 Attn: Brent Bradley E-mail: brent@cypressllp.com Section 11.3 Governing Law. This Agreement and all controversies arising out of, in connection with or relating to it shall in be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to agreements made and entirely to be performed within Delaware by its citizens, including all matters of construction, validity and performance. Section 11.4 Entire Agreement. This Agreement, together with the Exhibits hereto, the Company Disclosure Schedule and the Ancillary Documents, constitute the entire 63 agreement between the parties concerning the subject matter hereof and supersede all previous agreements, written or oral, relating to the subject matter hereof. Section 11.5 Severability. Should any provision of this Agreement or the application thereof to any Person or circumstance be held invalid or unenforceable to any extent: (a) such provision shall be ineffective to the extent, and only to the extent, of such unenforceability or prohibition and shall be enforced to the greatest extent permitted by Law, (b) such unenforceability or prohibition in any jurisdiction shall not invalidate or render unenforceable such provision as applied to other Persons or circumstances or in any other jurisdiction, (c) such unenforceability or prohibition shall not affect or invalidate any other provision of this Agreement and (d) the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible. Moreover, if any term or other provision of this Agreement shall be invalid, illegal or incapable of being enforced by any rule of law or public policy because it is excessively broad as to duration, scope, activity or subject, the parties intend that such provision shall be deemed modified to the minimum degree necessary to make such provision valid and enforceable under applicable Law and that such modified provision shall thereafter be enforced to the fullest extent permitted under applicable Law. Section 11.6 Amendment. Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by Buyer and Seller; provided that the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver. Section 11.7 Effect of Waiver or Consent. At any time prior to the Closing, any party may, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) unless prohibited by applicable Law, waive compliance by any other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party's conditions. Notwithstanding the foregoing, no failure or delay by Seller or Buyer in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Section 11.8 Parties in Interest; Limitation on Rights of Others. The terms of this Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and assigns. Nothing in this Agreement, whether express or implied, shall be construed to give any Person (other than the parties and their respective successors and assigns and as expressly provided herein) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a third party beneficiary or otherwise; provided that Buyer Indemnitees who are not otherwise a party to this Agreement shall be express third party beneficiaries of this Agreement. 64 Section 11.9 Assignability. This Agreement shall not be assigned by Seller without the prior written consent of Buyer or by Buyer without the prior written consent of Seller; provided that Buyer may assign all or any portion of its rights and obligations under this Agreement without such consent to (a) an Affiliate of Buyer and/or (b) any wholly owned U.S. Subsidiary of Buyer, in each case which assignment shall not relieve Buyer of its obligations hereunder. Section 11.10 Jurisdiction; Court Proceedings; Waiver of Jury Trial. (a) Any Litigation against any party to this Agreement arising out of, in connection with or relating to this Agreement shall be brought solely in any state or federal court in the State of Delaware (the "Chosen Courts") and each of the parties submits to the exclusive jurisdiction of the Chosen Courts for the purpose of any such Litigation; provided that a final judgment in any such Litigation may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably and unconditionally agrees not to assert any (i) objection that it may ever have to the laying of venue of any such Litigation in either Chosen Court, (ii) Claim that any such Litigation brought in either Chosen Court has been brought in an inconvenient forum and (iii) Claim that either Chosen Court does not have personal jurisdiction over such party with respect to such Litigation. (b) Each party agrees that service of process in any Litigation may be made by mailing a copy thereof by registered or certified mail or by overnight courier service, postage prepaid, to it at its address specified herein. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law. (c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES, OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER AT LAW OR IN EQUITY, BASED IN CONTRACT OR IN TORT OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. Section 11.11 Remedies. (a) The parties agree that irreparable harm for which monetary damages, even if available, would not be an adequate remedy in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of such party hereunder to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties hereto acknowledge and agree that in the event of any breach or threatened breach by Seller on the one hand, or Buyer, on the other hand, or any of their respective covenants or obligations set forth in this Agreement, Buyer, on the one hand, and Seller, on the other hand, shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement

65 and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such Order or injunction. The pursuit of an injunction, specific performance or other equitable relief by any party hereto will not be deemed a waiver of the right to pursue any other right or remedy (whether at law or in equity) to which such party may be entitled at any time. (b) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by one party of any one remedy will not preclude the exercise at any time of any other remedy. Section 11.12 Counterparts. This Agreement may be executed by facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. Section 11.13 Further Assurance. If at any time after the Closing any further action is necessary or desirable to carry out the intent of this Agreement and to fully effect the transactions contemplated by this Agreement or any other of the Ancillary Documents, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request. Each party shall cooperate affirmatively with the other parties, to the extent reasonably requested by such other parties, to enforce the rights and obligations herein provided. Section 11.14 Attorney-Client Privilege; Retention of Counsel. The Parties acknowledge that Ice Miller LLP (“Counsel”) has represented Seller and the Company in connection with the transactions contemplated by this Agreement. Buyer (and the Company post-Closing) agree that any attorney-client privilege, attorney work-product protection, and expectation of client confidence attaching as a result of Counsel’s representation of Seller or the Company in connection with the transactions contemplated by this Agreement, and all information and documents covered by such privilege or protection (“Privileged Communications”), shall belong to and be controlled by Seller, and not the Company, from and after the Closing and shall not pass to or be claimed or used by Buyer or, from and after the Closing, the Company. Buyer, the Company (after the Closing) and/or any of their Affiliates shall use commercially reasonable efforts to attempt not to control or access, examine or use such Privileged Communications, including any electronic versions or copies of such communications; provided, however, that, notwithstanding anything herein to the contrary, Buyer shall have no liability for monetary damages in the event Buyer breaches the provision set forth in this sentence. In no event will the Company or Buyer after the Closing object to Seller’s retention of Counsel in connection with any matters related to this Agreement and the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Buyer and the Company hereby (a) waive any claim they have or may have that Counsel has a 66 conflict of interest or is otherwise prohibited from engaging in such representation as a result of such prior representation, and (b) agree that, in the event that a dispute arises after the Closing between Buyer and/or the Company, on the one hand, and Seller or its Affiliates, on the other hand, Counsel may represent Seller and its Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Buyer and/or the Company and even though Counsel may have represented the Company in a matter substantially related to such dispute and may have confidential information learned in the prior representation that is relevant to such dispute. (signature page follows)

EXHIBIT A

Illustrative Calculation of Closing Date Working Capital

Pura Vida
Cash Free, Debt Free Working Capital
3.1.2025
($000s)

	Feb Close	
Trade AR	1,433	
Bad debt reserves	(294)	
Other AR	239	
Accounts receivable, net	$1,378	
Gross Inventory	24,901	
Inventory Reserve	(6,951)	
Net Inventories	17,950	
Prepaid expenses and other current assets		1,163
Total Current Assets	**$20,491**	
Accounts payable	$1,103	
Accrued duty/customs	718	
Other accrued liabilities[1]	503	
Deferred Revenue	365	
Total Current Liabilities	**$2,690**	
Cash Free, Debt Free Working Capital		**$17,801**
Minimum (-2.5%)	**$17,356**	

[1]Includes: Other accruals, Accrued gift card, Use tax payable, Accrued property tax, Percent rent liability, Accrued freight-in

A-1

EXHIBIT B

Form of Transition Services Agreement

See attached

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this "***Agreement***") is dated as of [●], 2025, by and between Vera Bradley Holdings, LLC, a Delaware limited liability company ("***Seller***"), and Creative Genius, LLC, a Delaware limited liability company (the "***Company***"). Capitalized terms used herein shall have the meanings given thereto in the Purchase Agreement (as defined below).

PURPOSE

WHEREAS, Seller and Project Aster Acquisition, LLC ("***Buyer***") are parties to an Interest Purchase Agreement dated as of March 11, 2025 (the "***Purchase Agreement***"), pursuant to which Buyer has acquired the Company from Seller.

WHEREAS, the Purchase Agreement requires the parties to enter into this Agreement.

AGREEMENT

Seller and the Company agree as follows.

ARTICLE I
SERVICES PROVIDED

1.1 Transition Services. On the terms and subject to the conditions set forth in this Agreement, Seller will (or will cause an Affiliate to) provide each of those services (hereinafter referred to individually as a "***Transition Service***" and collectively as the "***Transition Services***") set forth in Schedule A hereto to the Company during the time period specified for each such Transition Service in such Schedule (hereinafter referred to collectively as the "***Time Periods***" for all of the Transition Services and individually a "***Time Period***" for a Transition Service).

1.2 Personnel. Seller shall provide the personnel required and appropriate to render the Transition Services in accordance with the provisions of this Agreement. All personnel provided by Seller shall be employees, contractors or agents of Seller or one of its Affiliates, and in no event shall such personnel be deemed employees or agents of Company. Seller may provide Transition Services using permanent employees, contract employees or vendor employees as Seller deems appropriate for the work being performed. The Company acknowledges that Seller cannot guarantee the continued employment of specific employees of Seller or its Affiliates, and Seller shall not be responsible if any particular employee is no longer employed by Seller or its Affiliates.

1.3 Coordinators. Each of Seller and the Company shall nominate a representative to act as its primary contact person to coordinate the provision of all the Transition Services (collectively, the "***Primary Coordinators***"). Each Primary Coordinator may designate one or more service coordinators for each specific Transition Service (the "***Service Coordinators***"). Each party may treat an act of a Primary Coordinator or Service Coordinator of another party as being authorized by such other party without inquiring behind such act or ascertaining whether such Primary Coordinator or Service Coordinator had authority to so act, provided, however, that no

4914-9829-0442.7

such Primary Coordinator or Service Coordinator has authority to amend this Agreement. Seller and the Company shall advise each other promptly (in any case no more than five (5) business days) in writing of any change in the Primary Coordinators and any Service Coordinator for a particular Transition Service, setting forth the name of the Primary Coordinator or Service Coordinator to be replaced and the name of the replacement, and certifying that the replacement Primary Coordinator or Service Coordinator is authorized to act for such party in all matters relating to this Agreement, in the case of a Primary Coordinator or, in the case of a Service Coordinator, with respect to the Transition Service for which such Service Coordinator has been designated. Seller and the Company each agree that all communications relating to the provision of the Transition Services shall be directed to the Service Coordinators for such Transition Service with copies to the Primary Coordinators. Seller's initial Primary Coordinator shall be Mark Dely. The Company's initial Primary Coordinator shall be Mike Courtney.

1.4 Level of Transition Services.

(a) The Transition Services shall be of substantially the same type, quality and utilization levels, and shall be provided with substantially the same degree of care and diligence, as such services were provided to the Company consistent with Seller's historical operation of its business.

(b) In addition to being subject to the terms and conditions of this Agreement for the provision of the Transition Services, Seller and Buyer each agree that the Transition Services provided by third parties shall be subject to the terms and conditions of any agreements between Seller and such third parties, which agreements shall be on substantially the same terms and conditions as Seller would enter into with such third parties for its own account, and no such agreements shall be binding on Buyer without Buyer's express written consent. Seller shall consult with Buyer concerning the terms and conditions of any such agreements to provide Transition Services to be entered into, or proposed to be entered into, with third parties after the date hereof.

1.5 Force Majeure. Any failure or omission by a party in the performance of any obligation under this Agreement shall not be deemed a breach of this Agreement or create any liability, if the same arises from any event or circumstance beyond the reasonable control of such party, including without limitation acts of God, fire, storm, flood, earthquake, governmental regulation or direction, acts of the public enemy, war, rebellion, insurrection riot, invasion, strike or lockout, epidemics, pandemics, national or regional emergency or any actions taken by a governmental authority in response to any of the foregoing, cyberattacks (such as hacking, viruses, ransomware or other compromises to IT systems), and failure or interruption of networks, energy sources or transportation facilities, or any other similar event, in each case to the extent such event makes it impracticable to perform such party's obligations under this Agreement; provided however that such party shall resume the performance whenever such causes are removed.

1.6 Seller to Assist in Transitioning. Seller shall assist the Company in its efforts to provide for itself any Transition Services, including without limitation giving the Company actual possession of the various documents, data and other records used or useful in the delivery of such Transition Services and taking such other steps as are reasonably necessary and without material

2

3 cost to Seller to assist the Company to provide for itself such Transition Services on a self- sufficient basis as of the termination date for each of the Transition Services. 1.7 Seller Access. To the extent reasonably required for personnel of Seller to perform the Transition Services, the Company shall provide personnel of Seller with reasonable access during normal business hours (to the extent practicable) to its equipment, office space, plants, telecommunications and computer equipment and systems, and any other areas and equipment. 1.8 Cooperation. The Company shall cooperate with Seller in connection with the performance of the Transition Services hereunder, including producing on a timely basis all information that is reasonably requested with respect to the performance of Transition Services, the provision of equipment, hardware or software not owned by the Company which may be required to appropriately render the Transition Services, and the transition of Transition Services at the end of the applicable Term or any extension thereof from Seller to the Company. Any failure by the Company to perform any of the foregoing shall not alter or diminish Seller’s obligations to provide the Transition Services on the terms set forth herein except where the failure to so perform has materially increased Seller's cost or burden to provide such Transition Service, or where such failure prevents the provision of, or diminishes the ability to provide, the Transition Service in substantially the same manner as previously provided. The Company shall not take any action which would interfere with or increase (other than in a de minimis manner) the cost of Seller providing (or causing to be provided) any of the Transition Services. 1.9 Professional Advice or Opinions. It is not the intent of Seller to render, nor of the Company to receive from Seller, professional advice or opinions, whether with regard to tax, legal, regulatory, compliance, treasury, finance, employment or other business and financial matters, technical advice or the handling of or addressing environmental matters. The Company shall not rely on, or construe, any Transition Service provided by or on behalf of Seller as such professional advice or opinions or technical advice, and the Company shall seek all third-party professional advice and opinions or technical advice as it may desire or need independently of this Agreement. 1.10 Use of Services. The Company shall not resell, license, sublet or transfer any Transition Services to any Person whatsoever or permit the use of the Transition Services it receives under this Agreement by any Person other than in connection with the Company’s conduct of the operations of its business to the extent consistent with the manner in which such business was conducted prior to the Closing. 1.11 IT Services and Cybersecurity Measures. In connection with the use of the Transition Services, during any time that the Company accesses Seller’s informational technology systems, the Company agrees that (a) the Company will use of all security tools and measures listed under “Security – Item 39” in Schedule A, (b) the Company will use multi-factor authentication for all accounts established for the Company after the Closing, (c) shared accounts are not permitted under any circumstances and each user of the Company accessing Seller’s systems much be individually named users for the duration of access to Seller’s systems, and (d) cell phone and email addresses will be required for each user accessing Seller’s systems to enable secure multi-factor authentication and immediate response in the event of a security investigation. 4 ARTICLE II COMPENSATION 2.1 Transition Service Fees. As consideration for the Transition Services, the Company shall pay to Seller the Seller’s cost for providing each Transition Service, including staffing, facility and other resource costs as specified for each such Transition Service in Schedule A (“Service Fees”). In the event the Company authorizes any changes to the staffing levels, facilities or other resource allocation, then such changes shall be specified in writing together with any adjustments in cost associated therewith, and Schedule A shall be amended by such written authorization. Notwithstanding the foregoing or the provisions of Schedule A, (a) the Company shall not be required to pay any Service Fees (other than the portion of such Service Fees that represent out-of-pocket costs paid by Seller to a third party) for services provided prior to [DATE THAT IS 3 MONTHS AFTER CLOSING DATE], 2025, and (b) the Service Fees (other than the portion of such Service Fees that represent out-of-pocket costs paid by Seller to a third party) to be paid by the Company to Seller for Services provided from [ONE DAY AFTER PREVIOUS DATE], 2025 through and including [DATE THAT IS SIX MONTHS AFTER CLOSING DATE] shall be reduced by fifty percent (50%). 2.2 Invoices. Commencing as of the month in which the Transition Services commence and continuing with each calendar month thereafter during the Term (each, a “Billing Period”) with respect to which payment or reimbursement by the Company is due under the terms of this Agreement, Seller shall send to the Company an invoice for Transition Services rendered or expenses incurred during the Billing Period. The Company shall pay Seller any amount payable not later than thirty (30) days after the end of the Billing Period for which such amount is due. 2.3 Taxes. (a) The Service Fees do not include any Taxes assessed on the provision of the Transition Services. Each party shall treat all such Taxes imposed or assessed on the provision of the Transition Services (other than income Taxes payable by Seller on the Service Fees it receives hereunder), together with all interest and penalties related thereto (such Taxes, interest, and penalties, collectively, the “Service Taxes”), as the responsibility of the Company. To the extent that any Service Taxes are imposed on Seller with respect to Seller’s provision of Transition Services, the Company shall reimburse Seller for such Service Taxes. Such reimbursement shall be in addition to any Service Fees payable by the Company. (b) All payments by the Company under this Agreement shall be made without set-off and without any deduction or withholding for any Service Taxes, unless the obligation to make such deduction or withholding is imposed by law. In the event that applicable Legal Requirements require that an amount in respect of any Service Taxes be withheld from any payment by the Company to Seller under this Agreement, the amount payable to Seller shall be increased as necessary so that, after the Company has withheld the required amounts, Seller receives an amount equal to the amount it would have received had no such withholding been required. The Company shall withhold the amounts required to be withheld by applicable Legal Requirements, pay such withheld amounts over to the applicable Governmental Authority in accordance with the requirements of the applicable Legal Requirement, and provide Seller with a receipt confirming such payment. 5 ARTICLE III INDEMNIFICATION; LIMITATION OF LIABILITY 3.1 Limitation of Liability. The parties hereto acknowledge and agree that the Transition Services are provided by Seller: (i) at the request of Buyer in order to accommodate it following the Closing, (ii) at the costs set forth on the applicable Schedule hereto and with no expectation of profit being made by Seller thereon and (iii) with the expectation that Seller is not assuming any financial or operational risks usually assumed by a service provider, except for those risks explicitly set forth herein. Accordingly, the Company agrees that, absent gross negligence or willful misconduct, (x) Seller, its subsidiaries and affiliates and their directors, officers, employees, representatives, consultants and agents shall not be liable for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, and (y) the sole monetary remedy of the Company, Buyer or any other Party for matters arising out of this Agreement, whether in contract, tort (including negligence or strict liability) or otherwise, shall not exceed the sum of the aggregate Service Fees actually paid for the affected Transition Services to Seller pursuant to this Agreement; provided that clause (y) shall not apply in cases where Seller willfully refuses to perform or re-perform any Transition Service as required by this Section 3.1. Notwithstanding anything to the contrary contained herein, in the event Seller commits an error with respect to or incorrectly performs or fails to perform any Transition Service, at the Company’s request, Seller shall timely correct such error, re-perform or perform such Transition Service at no additional cost to the Company. 3.2 Indemnity. (a) The Company agrees to indemnify, defend and hold Seller and its subsidiaries and affiliates and persons serving as officers, directors, partners or employees thereof harmless from and against any damages, liabilities, losses, taxes, fines, penalties, costs and expenses (each, a "Damage" and, collectively, the "Damages") (including, without limitation, reasonable fees and expenses of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based on (i) any negligence or willful misconduct on the part of the Company in performing its obligations under this Agreement, (ii) any breach of this Agreement by the Company, (iii) any violation of any law, rule, regulation or authority by the Company (including its officers, directors, employees, or agents), or (iv) with respect to third party claims only, any use of the Transition Services by the Company or any of its officers, directors, employees, or agents. (b) Subject to the limitations in Section 3.1, Seller agrees to indemnify and hold the Company, Buyer and their subsidiaries and affiliates and persons serving as officers, directors, partners or employees thereof harmless from and against any Damages (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based upon (i) any gross negligence or willful misconduct on the part of Seller (or any third party engaged by Seller to perform the Transition Services pursuant to Section 1.2) in performing the Transition Services or its other obligations under this Agreement, (ii) any breach of this Agreement by Seller, 6 or (iii) any violation of any law, rule, regulation or authority by Seller (including its officers, directors, employees, or agents). 3.3 DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER SELLER NOR ANY OF ITS AFFILIATES MAKES, NOR IS THE COMPANY OR ANY OF ITS AFFILIATES RELYING ON, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, AT LAW OR IN EQUITY, WITH RESPECT TO THE TRANSITION SERVICES PROVIDED HEREUNDER OR THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF THE TRANSITION SERVICES FOR A PARTICULAR PURPOSE. ARTICLE IV CONFIDENTIALITY 4.1 Obligation. All information concerning the other party and its subsidiaries and affiliates received pursuant to or in connection with this Agreement shall be deemed Confidential Information within the meaning of Section 7.4 of the Purchase Agreement and the use and disclosure of such Confidential Information of Seller by the Company shall be governed by Section 7.4(a) of the Purchase Agreement, and the use and disclosure by Seller of such Confidential Information of the Company shall be governed by Section 7.4(b) of the Purchase Agreement. ARTICLE V TERM 5.1 Term. This Agreement shall become effective on the Closing Date and shall remain in force until [ONE YEAR AFTER THE CLOSING DATE] (the "Expiration Date"), unless earlier terminated by the Company in accordance with the terms hereof prior to the Expiration Date. Seller and the Company agree to use commercially reasonable efforts in making the transition of each of the Transition Services from Seller to the Company as soon as reasonably practicable. Termination of specific Transition Services is governed by Section 5.3 below. Seller's obligations to provide all the Transition Services shall immediately cease upon the expiration or earlier termination of this Agreement. 5.2 Termination for Convenience. The Company may terminate this Agreement at any time by written notice to Seller, provided that the Company will remain liable for any Service Fees accrued but not yet paid prior to the effective date termination. 5.3 Termination of Specific Obligations. The Company and Seller acknowledge that certain of the Transition Services shall terminate based on the maximum duration of those services as specified in Schedule A (“Specified Time Period”). The Company specifically agrees and acknowledges that all obligations of Seller to provide each Transition Service shall immediately cease upon the expiration of the Specified Time Period for such Transition Service. The Company may terminate any specific Transition Service on written notice to Seller, provided that the Company will remain liable for any Service Fees accrued for such Transition Service but not yet paid prior to the termination of such Transition Service.

7 5.4 Survival of Certain Obligations. The following obligations shall survive the termination of this Agreement: (a) the obligations of each party under Article III and Article IV and (b) Seller's right to receive any Service Fees incurred hereunder prior to the effective date of termination. ARTICLE VI MISCELLANEOUS 6.1 Complete Agreement: Construction. This Agreement, including the Schedules hereto, shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. 6.2 Notices. All notices and other communications hereunder shall be in writing and made in the manner provided in Section 11.2 of the Purchase Agreement (with notices to the Company going to Buyer). 6.3 Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted, rather than voided, in order to achieve the intent of the parties hereto to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. 6.4 Assignment. This Agreement may not be assigned or otherwise transferred by any party hereto without the prior written consent of the other party hereto; provided that the Company may assign this Agreement (a) to any lender or lenders as security for obligations to such lender or lenders in respect of financing arrangements of the Company or any Affiliate thereof with such lender or lenders, or (b) upon prior written notice to Seller, to any Person that is and at all times remains an Affiliate of the Company or that merges or consolidates with or into the Company or that acquires all or substantially all of the assets or equity securities of the Company. Any attempt to assign or otherwise transfer this Agreement without in contravention of this Section shall not have legal force or effect. 6.5 No Third Party Beneficiaries. No provision of this Agreement is intended to confer, or shall be construed as conferring, any rights upon any Person other than the parties hereto and their permitted successors and assigns. 6.6 Amendment. This Agreement may not be amended, restated, supplemented or otherwise modified, other than in a writing executed by the parties hereto. 6.7 Governing Law; Jurisdiction. This Agreement and all controversies arising out of, in connection with or relating to it shall in be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to agreements made and entirely to be performed within Delaware by its citizens, including all matters of construction, validity and performance. Section 11.10 of the Purchase Agreement shall apply mutatis mutandis to any Litigation arising out of this Agreement. 8 6.8 Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or electronic signature, each of which shall be deemed an original all of which shall together constitute one agreement. 6.9 Relationship of Parties. The parties agree that this Agreement creates only an independent contractor relationship between them and except as set forth herein the Company does not retain control as to the means, manner or method in which Seller performs the Transition Services contemplated by this Agreement. Nothing in this Agreement shall be deemed or construed by the parties or any third party as creating a partnership or the relationship of principal and agent or joint venturer between the parties. (Signatures on Following Page) [SIGNATURE PAGE TO TRANSITION SERVICES AGREEMENT] IN WITNESS WHEREOF, the parties have executed this Transition Services Agreement as of the date first above written. SELLER VERA BRADLEY HOLDINGS, LLC By: Name: Title: COMPANY CREATIVE GENIUS, LLC By: Name: Title: